UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Chase Corporation
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CHASE CORPORATION

295 University Avenue
Westwood, MA  02090
Telephone (781) 332-0700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Tuesday, February 6, 2018 at the Hyatt Place Boston-Braintree,  50 Forbes Road, Braintree, MA 02184 for the following purposes:

(1)	To elect eight members of the Board of Directors of the corporation, each to serve until the 2019 annual meeting of shareholders or until his or her successor is duly elected and qualified;

(2)	To conduct a non-binding advisory vote on the compensation of our named executive officers;

(3)	To conduct a non-binding vote to determine the frequency of conducting future advisory votes on executive compensation;

(4)	To re-approve the material terms of the performance measures under our 2013 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

(5)	To ratify the appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for the fiscal year ending August 31, 2018; and

(6)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record on the books of Chase Corporation at the close of business on November 30, 2017 are entitled to notice of and to vote at the meeting.

The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,

GEORGE M. HUGHES
Corporate Secretary

December 21, 2017

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

CHASE CORPORATION
295 University Avenue
Westwood, MA  02090
Telephone (781) 332-0700

PROXY STATEMENT
December 21, 2017

The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the “Company”) for the annual meeting of the Company’s shareholders to be held on February 6,  2018 at 9:30 a.m., and at any adjournment thereof (the “Meeting”).  The cost of solicitation will be borne by the Company.  In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person.  Unless a proxy is revoked, the shares represented thereby will be voted as directed.  If no specifications are made, then proxies will be voted "for" the election of the directors nominated by the Board of Directors, "for" the approval, on an advisory and non-binding basis, of the compensation of the Company's named executive officers, for the "every three years" option for the frequency, on an advisory and non-binding basis, of future advisory votes on executive compensation, , "for" the re-approval of the material terms of the performance measures under our 2013 Equity Incentive Plan, "for" the ratification of the appointment of the Company's independent registered public accounting firm, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

On November 30, 2017, there were 9,374,840 outstanding shares of the Company’s common stock, $0.10 par value per share, which is the only class of voting stock outstanding.  Shareholders of record at the close of business on November 30, 2017 are entitled to vote at the Meeting.  With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of common stock registered in his or her name on the record date.

A majority in interest of the Company's common stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting.   Directions to withhold authority, abstentions, and broker non-votes will be counted as present at the Meeting for purposes of determining the existence of a quorum at the Meeting.  A “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

The approximate date on which this proxy statement and accompanying proxy card will be first sent or given to shareholders is December 26, 2017.  The Company’s annual report for the fiscal year ended August 31, 2017 will be sent to shareholders on the same date.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 6, 2018:

The Notice of Annual Meeting of Shareholders, this proxy statement, and the Company's annual report to shareholders are available at https://materials.proxyvote.com/16150R.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of the Company's common stock as of November 30, 2017 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) each of our directors or nominees for director, (iii) each of the executive officers named in our summary compensation table, and (iv) all of our directors and executive officers as a group.

	Nature and Amount of Beneficial Ownership
	Number of	Shares	Total Shares	Percentage of
	Shares	Subject to	Beneficially	Outstanding
Name	Owned (a)	Options (b)	Owned (c)	Shares
FMR LLC (d) 82 Devonshire Street Boston, MA 02109	1,337,477	—	1,337,477	14.3%
Edward L. Chase Revocable Trust (e) 39 Nichols Road Cohasset, MA 02025	875,512	—	875,512	9.3%
Peter R. Chase 295 University Avenue Westwood, MA 02090	990,816	—	990,816	10.6%
Adam P. Chase (f)	302,106	69,471	371,577	3.9%
Kenneth J. Feroldi (g)	20,544	—	20,544	*
Mary Claire Chase	1,746	—	1,746	*
Everett Chadwick, Jr. (h)	1,397	—	1,397	*
John H. Derby III	1,486	—	1,486	*
Lewis P. Gack	7,054	—	7,054	*
George M. Hughes (h)	1,899	—	1,899	*
Chad A. McDaniel	795	—	795	*
Dana Mohler-Faria	795	—	795	*
Thomas Wroe, Jr.	5,972	—	5,972	*
All executive officers and directors as a group (11 persons)	1,334,610	69,471	1,404,081	14.9%

*     Less than one percent

(a)	Excludes shares that may be acquired through stock option exercises.

(b)

Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2017.  Excludes shares underlying stock options that have not vested and will not vest within such 60-day period.

(c)	The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated.

(d)

These shares are deemed to be beneficially owned by FMR LLC, Abigail P. Johnson and Fidelity Low-Priced Stock Fund, a registered investment company.  This information is based upon the Schedule 13G/A filed on February 14, 2017 by FMR LLC.

(e)

These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust. The trustees have voting and investment power with respect to the shares.  The trustees of the trust are Andrew Chase, Jean Chase, Sarah Chase, E. Stephen Chase, and Janet Gibson, each of whom has a business address c/o Edward L. Chase Revocable Trust, 39 Nichols Road, Cohasset, MA 02025.

(f)

Of the total shares beneficially owned, 33,698 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.  Of this amount,  3,030 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(g)

Of the total shares beneficially owned,  17,496 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends.  Of this amount, 1,219 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(h)	Mr. Chadwick and Mr. Hughes are both current members of the Board of Directors, but are not standing for re-election at the Meeting.

Certain Transactions

The Edward L. Chase Trust (the “Trust”), owners of two insurance policies on the life of Claire E. Chase, reimbursed the Company for premiums paid on the policies in exchange for the Company’s release of any claims on such policies. In August 2016, prior to fiscal 2017, the Trust reimbursed the Company $1,238,348 related to the John Hancock (formerly Manufacturers’ Life Insurance Company) policy, the full value of premiums paid to date by the Company. In September 2016, during fiscal 2017, the Trust reimbursed the Company $1,504,134 related to the Metropolitan Life Insurance policy, its then cash surrender value, plus an additional prepaid premium related to the policy. Claire E. Chase is the spouse of a former executive of the Company, Edward L. Chase (deceased), and who in each case are the parents of Peter R. Chase (the Executive Chairman of the Company) and Mary Claire Chase (Director) and the grandparents of Adam P. Chase (the President and CEO of the Company). The Trust is the beneficial owner of more than 5% of the Company’s common stock. Terms and conditions of these transactions were reviewed and approved by the independent members of the Company's Board of Directors in advance.

In October 2016, Chase entered into an agreement to sell its former corporate headquarters and executive offices in Bridgewater, MA. At that time the transaction was conditioned upon the execution of a definitive asset purchase and sale agreement. All conditions were met in December 2016, and the sale was finalized for gross proceeds of $740,000 resulting in a gain on sale of $68,000 which will be recognized in the second quarter of fiscal 2017. The buyer, Bridgewater State University Foundation, Inc., was deemed a related party because of preexisting professional connections between it and two members of the Company’s Board of Directors, including Peter R. Chase (the Executive Chairman of the Company) and Dana Mohler-Faria (Director). The terms and conditions of the proposed transaction were reviewed and approved by all members of the Company's Board of Directors who were not parties related to the potential buyer, prior to entering into the October 2016 agreement. They concluded that the sale price was appropriate, after considering a recent market appraisal of the land and building performed by an independent third-party valuation firm.

Consistent with the requirements of the NYSE American (formerly NYSE MKT), the Audit Committee of the Board of Directors of the Company reviews and oversees any transactions with a “related person” within the scope of the SEC’s rules on disclosure of such transactions.  From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis.  The Company does not have a written policy relating to such review.

Other than as described above, and other than the compensation and severance arrangements with the Company’s named executive officers and the director compensation arrangements described in “Executive Officer and Director Compensation,” the Company is not a participant in any transaction since the beginning of its last completed fiscal year, or any presently proposed transaction, involving more than $120,000 in which any shareholder holding more than 5% of the Company’s common stock, any of its executive officers, directors, director nominees or the immediate family members of any of them, has or will have a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

The current members of the committee are Messrs. Wroe (Chairman), Derby and Hughes.  None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation and Management Development Committee.

PROPOSAL 1
ELECTION OF DIRECTORS

Eight directors are to be elected at the Meeting.  The Board of Directors recommends that the eight nominees named below be elected as directors.  The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified.  When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below.  If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute.  The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting.  Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Nominees

The following table contains certain information about the nominees for director, as of the record date, including their business experience, qualifications, and other directorships.  In addition to the qualifications and other attributes presented below, the Company also believes that each of the nominees has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Company that are required of all directors.  All of the directors’ present terms expire in 2017.  All of the nominees below are current standing directors of the Company.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Adam P. Chase	45	President of the Company since January 2008, Chief Executive Officer of the Company since February 2015. Adam Chase was the Chief Operating Officer of the Company from February 2007 to February 2015.	2010

Adam Chase has nearly two decades of experience at Chase Corporation in various capacities including finance and operations as well as ten years as an executive officer of the Company.   His background in the day to day management of sales and operations as well as his current perspective gives him insight into the critical components of strategy and tactics that will help grow the Company. The Board believes that it is important to have the insight of the Chief Executive Officer of the Company reflected in its strategic thinking.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Peter R. Chase	69	Chairman of the Board of the Company since February 2007, and Executive Chairman of the Company since February 2015. Peter Chase was the Chief Executive Officer of the Company from September 1993 to February 2015. He is currently a director of AIM Mutual Insurance Company, and was a director of Bridgewater Savings Bank through December 2014.	1993

Peter R. Chase was named an executive officer of the Company in 1988, and has more than 40 years’ experience in various positions since starting with Chase Corporation.  He has extensive knowledge of both the day to day operations of the Company and its strategic vision. The Board believes that Peter Chase's deep understanding of the Company's operations, its history and its industry benefit the Board of Directors in its deliberations and in setting strategy for the Company.

Mary Claire Chase	62	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005

Mary Claire Chase has an extensive background in human resources.   Her experience with evaluating executive talent gives her insight into organizational structure which is critical to executing strategic plans.

John H. Derby III	72

President at Derby Management, a management consulting firm specializing in both emerging and middle market growth companies, since 1990.  Previous positions include CEO of Mayer Electronics Corporation, President of CB Sports, President of Litton Industries Medical Systems, CEO of Datamedix Corporation and Executive Vice President of Becton Dickinson Medical Systems. Mr. Derby is currently a director of numerous privately held companies (including Reiser, Brainshark, Inc., Loci Controls and Rome Snowboards), and served on the board of Research Frontiers Incorporated (NasdaqCM:REFR), from 2011 through 2013.

			2015

		Mr. Derby’s strong executive, consulting and sales experience and insight benefit the Company, particularly through his core expertise in sales, marketing and strategic planning.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Lewis P. Gack	73	Principal of LPG Consulting, an accounting and business consulting firm. Previously Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, from 1998 to October 2007.	2002

Mr. Gack offers financial, accounting and legal experience as well as executive experience to the Board.  He has a background in public accounting in addition to operations and management expertise including a focus on inventory management and distribution.

Chad A. McDaniel	44	Mr. McDaniel is the Senior Vice President, General Counsel and Chief Administrative Officer of Lydall, Inc. (NYSE:LDL), leading the Company's global Legal, Human Resources and Environmental, Health & Safety organizations. Prior to joining Lydall in 2013, he was with United Technologies Corporation (NYSE:UTX) from 2007 to 2013, serving in multiple legal and managerial positions.	2016

Mr. McDaniel's legal and human resource background and broad expertise, including experience working for publicly traded companies in the manufacturing industry, offers a valuable contribution to the Board, particularly on issues relating to corporate legal and regulatory matters, strategic acquisitions, managerial issues, banking relationships, corporate finance and business strategy.

Dana Mohler-Faria	70	Dr. Mohler-Faria is currently President Emeritus of Bridgewater State University, after having served as president from 2002 to 2015, and is a former member of the Massachusetts Board of Elementary and Secondary Education. He chairs and is involved in multiple non-profits focused on leadership and higher education. He was formerly the Special Advisor for Education to the Governor of Massachusetts prior to the creation of a cabinet-level Secretary of Education in 2008.	2016

Dr. Mohler-Faria's higher education background, including his prior executive role overseeing one of the largest public colleges in Massachusetts, along with his experience advising state government, offers a valuable contribution to the Board, particularly on matters relating to leadership of a diverse organization, working with state government, finance and strategic vision.

		Business Experience During Past Five Years,	Has Been a
Name	Age	Other Directorships and Qualifications	Director Since

Thomas Wroe, Jr.	67	Executive Chairman of the Board of Apex Tool Group, LLC since 2016, previously Chairman of the Board since 2013. Mr. Wroe served as CEO of Apex Tool Group, LLC from 2014 to 2016. He served as Chairman of the Board of Sensata Technologies (NYSE:ST) from its IPO in 2010 until 2015, and continues to serve on its Board. Mr. Wroe was also CEO of Sensata Technologies through 2012. He served on the Board of Directors of GT Advanced Technologies (OTC:GTAT) from 2013 through 2016.	2008

Mr. Wroe’s strong executive experience, including serving as chief executive of a large public company, provides a well-rounded global perspective.  He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

Adam P. Chase, President and Chief Executive Officer of the Company, is the son of Peter R. Chase, grandson of Edward L. Chase (deceased) and the nephew of Mary Claire Chase.

Peter R. Chase, Executive Chairman of the Company, is the father of Adam P. Chase, the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

Mary Claire Chase is the daughter of Edward L. Chase (deceased), the sister of Peter R. Chase and the aunt of Adam P. Chase.

Corporate Governance

The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

The Company’s Board of Directors held 7 meetings during the fiscal year ended August 31, 2017.  Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which he or she served.  The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however, it does encourage all directors to attend.  Nine out of the ten directors nominated and elected attended last year’s annual shareholders meeting held in February 2017.

The Company has adopted the Chase Corporation Code of Ethics, which is applicable to all of our employees, including our Executive Chairman, President and Chief Executive Officer,  Treasurer and Chief Financial Officer, Corporate Controller and other employees with important roles in the financial reporting process.  The Company has also adopted a Code of Business Conduct and Ethics for Directors of Chase Corporation, which is applicable to members of our Board of Directors.  The Chase Corporation Code of Ethics and the Code of Business Conduct and Ethics for Directors of Chase Corporation are both available on the Chase Corporation web site www.chasecorp.com.  It is the Company’s intent to disclose any amendment to these codes of ethics, as they apply to our directors and executive officers, and to disclose any waiver, including an implicit waiver, from the provisions of these codes of ethics as they relate to such directors and officers, on its web site.

Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to:  Chase Corporation, 295 University Avenue, Westwood, MA 02090 Attn: Board of Directors.

The Board undertakes a review of director independence annually.  As a result of its most recent review, the Board has determined that the following directors are independent, as defined in the listing standards of the NYSE American:  Everett Chadwick, Jr.,  John H. Derby III, Lewis P. Gack, George M. Hughes,  Chad A. McDaniel, Dana Mohler-Faria

and Thomas Wroe, Jr.  In making this decision, the Board considered all relationships between the Company and the directors, including: Mr. Chadwick’s consulting services performed for the Company prior to becoming a Board member and his former employment relationship with the Company which ended in 2006; Mr. Derby’s consulting services performed for the Company prior to becoming a Board member, and services performed during fiscal 2017 for which Derby Management received $5,500; and Mr. Hughes’ role as outside general counsel to the Company (and $84,000 in related compensation paid), as well as his administrative role as corporate secretary, which is a non-employee and non-officer position.  The Board determined each such relationships, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Board Leadership Structure

As part of the Company’s succession plan, effective with its annual shareholders meeting held in February 2015, and as approved by the Board at that time, Adam P. Chase was named President and Chief Executive Officer of Chase Corporation and Peter R. Chase was named Executive Chairman of Chase Corporation. The Company had previously combined the offices of Chairman and Chief Executive Officer.  Both the current Executive Chairman and the current President and Chief Executive Officer have long histories with the Company, and the Board believes that its leadership structure makes the best use of their combined extensive knowledge of the Company and its industry, and enables clear communication between management and the Board.

While the independent directors meet regularly in executive session, the Board currently has elected not to have a designated lead independent director to chair meetings at which only independent directors are present.  The Board’s view is that given the relatively small size of the Board, the appointment of a lead independent director is not necessary at this time.  The standing committees of the Board all have one or more overlapping members, and the Board feels that communication among committees is relatively efficient in light of this cross-fertilization of membership.  The Board believes that it is appropriate to choose the director to lead a particular discussion on a case by case basis, depending on the matter to be discussed, and that the existing structure fosters collaboration among independent directors.

Board’s Role in Risk Oversight

The Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and financial risks. As part of the regular Board meetings, management presents the Board with updates regarding key facets of the Company’s operations. The Board is responsible for assessing risks based on its working knowledge of the Company and the risks inherent in the Company’s business. As discussed below, the Audit Committee monitors the Company’s financial and audit-related risks.   The Compensation and Management Development Committee monitors any risks that may arise from the Company’s compensation policies and practices.

Committees of the Board of Directors

The Board has the following standing committees: (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance.  All members of the committees serve at the pleasure of the Board of Directors.  The functions and current membership of each committee are as follows:

Audit Committee.   The Audit Committee recommends to the Board of Directors the engagement of the Company’s registered public accounting firm, reviews the scope and extent of its audit of the Company’s financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company’s policies and procedures as to internal accounting and financial controls.  The current members of the Audit Committee are Lewis P. Gack, Chairman, Everett Chadwick Jr., Dana Mohler-Faria, and Chad A. McDaniel. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE American and the applicable regulations of the Securities and Exchange Commission.  The Board has determined that Mr. Gack is an audit committee financial expert as defined in Securities and Exchange Commission regulations.  The Audit Committee held 6 meetings during the fiscal year ended August 31, 2017.  The Audit Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Compensation and Management Development Committee.   The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes the final decisions regarding compensation for directors, officers and key employees.  The committee also administers the Company’s equity incentive plans.  The role of our

Executive Chairman and our Chief Executive Officer in reporting their evaluations of our other named executive officer and making recommendations as to his compensation (and in the case of the Executive Chairman, his evaluation of and recommendation as to the compensation of the Chief Executive Officer), as well as the committee’s use of compensation consultants from time to time in benchmarking base salaries and providing other industry data, are described in more detail in the Compensation Discussion and Analysis presented elsewhere in this proxy statement.  The members of the committee are Thomas Wroe, Jr., Chairman, John H. Derby III and George M. Hughes.  Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the NYSE American and the applicable regulations of the Securities and Exchange Commission.  The committee held 2 meeting during the fiscal year ended August 31, 2017.  The Compensation and Management Development Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Nominating and Governance Committee.  The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself.  The members of the Nominating and Governance Committee are George M. Hughes, Chairman, Lewis P. Gack and Thomas Wroe, Jr.  Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE American.  The Nominating and Governance Committee held 4 meetings during the fiscal year ended August 31, 2017. The Nominating and Governance Committee operates under a written charter that is available through the Company’s website at www.chasecorp.com.

Director Nomination Process

The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies.  In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company.  The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee and in accordance with the Company’s Bylaws.  The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a shareholder or otherwise.

The Company’s Bylaws provide that the Nominating and Governance Committee shall recommend the Chief Executive Officer of the Company for the election to the Board.

The Company’s Bylaws provide that the Nominating and Governance Committee may recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of “non-affiliated directors.”  “Non-affiliated directors” are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of such spouse’s lineal descendants; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company’s stock; (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company’s stock; and (vi) who satisfy the standards for independence under the listing rules of any registered national securities exchange on which the Company’s stock may be listed.

The Nominating and Governance Committee does not have a formal policy relating to diversity among directors.   In considering new nominees and whether to re-nominate existing members of the Board, the committee examines each person’s specific skills and attributes in the context of the skill sets represented on the Board as a whole, and seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience.  Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, legal and similar attributes.

Audit Committee Report on Financial Statements for the Year Ended August 31, 2017

The Audit Committee of the Board of Directors is appointed by the Board of Directors.  The members of the Audit Committee meet the independence requirements of the NYSE American.  The Audit Committee, in accordance with its written charter, oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2017 with management including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by the Statement of Auditing Standards No. 1301,  Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB),  which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the Audit Committee.  The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

The Audit Committee discussed with PricewaterhouseCoopers LLP, the overall scope and plans for its audit.  The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017 for filing with the Securities and Exchange Commission.  The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s Independent Registered Public Accounting Firm for fiscal year 2018.

By the Chase Corporation Audit Committee

Lewis P. Gack (Chairman)
Everett Chadwick, Jr. Chad A. McDaniel
Dana Mohler-Faria

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this proxy statement with respect to the compensation paid to our Executive Chairman, Peter R. Chase, our President and Chief Executive Officer, Adam P. Chase, and our Treasurer and Chief Financial Officer, Kenneth J. Feroldi. As part of the Company’s succession plan, effective with its annual shareholders meeting held in February 2015, and as approved by the Board at that time, Adam P. Chase, our then President and Chief Operating Officer, was named President and Chief Executive Officer of Chase Corporation and Peter R. Chase, our then Chief Executive Officer, was named Executive Chairman of Chase Corporation. Together, these three officers are referred to as the “named executive officers,” and their compensation is detailed in the tables that follow this Compensation Discussion and Analysis.  Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the named executive officers during the fiscal year ended August 31, 2017.

The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program.  The Compensation and Management Development Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

In this analysis, we refer to the Compensation and Management Development Committee as “the committee” or “the compensation committee.”

Philosophy and Objectives of Our Compensation Program

The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

•

retain executive talent by offering compensation that is commensurate with pay at other public companies of a similar size in the same or similar industries in the region, as adjusted for individual factors, and considering the complexity of the Company’s business;

•	safeguard company interests and the interests of our shareholders;

•

are effective in driving executive performance by having, for both the Chief Executive Officer and the Chief Financial Officer, pay at risk, so actual pay is tied to company-wide goal achievement and superior performance is rewarded;

•	foster teamwork on the part of management;

•	are consistent and competitive with Chase Corporation’s compensation peer group;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated to and understood by program participants.

Our compensation committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies through easily measured, company-wide performance targets, while providing a reasonable level of income security to the named executive officers through competitive base salaries and retirement benefits.  To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives.   The compensation committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance.  Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

One of the primary purposes of the compensation committee is to determine the total target compensation levels for the senior executive officers of the Company and to establish and annually review the programs that will determine the actual rewards against those targets.

The committee is charged with ensuring that the target compensation levels and the allocation of short term and long-term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our shareholders in light of the Company’s financial performance and when compared to executive officers of similar position and responsibility at other businesses.

The committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

The committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees or other retention terms.

It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

Our compensation committee makes all determinations affecting the compensation for our named executive officers, including our Executive Chairman and our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval.  Our Executive Chairman may from time-to-time attend meetings of the committee as a non-voting advisory member, except that he is not present for any discussion of his individual compensation.  The compensation committee receives and considers our Executive Chairman’s and our Chief Executive Officer’s evaluations of the other named executive officer (and in the case of the Executive Chairman, his evaluation of the Chief Executive Officer), as well as their recommendations with respect to all components of compensation of the other named executive officer (and in the case of the Executive Chairman, his recommendations with respect to all components of compensation of the Chief Executive Officer).  In reviewing and considering the evaluations and recommendations received, the committee takes into account the familial relationship between the Executive Chairman, Peter R. Chase and the President and Chief Executive Officer, Adam P. Chase, and satisfies itself that the recommendations are based solely on merit and performance.  The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Executive Chairman or our Chief Executive Officer, although historically the committee has given significant weight to the recommendations of our Executive Chairman and our Chief Executive Officer with respect to the other named executive officer (and in the case of the Executive Chairman, his recommendations with respect to the Chief Executive Officer).

Use of Compensation Consultants and Benchmarking Data

A description of the extent to which we have historically benchmarked our base salary levels against other companies is described below under “Base Salary.”  The committee has taken advice from expert compensation consultants engaged both by the committee and by management to set up the position values and salary ranges for executive officers and continues to adjust base salaries annually in order for the Company to be competitive with respect to executive compensation.  The compensation consultants have used similar benchmarking data in recommending the performance based components of the executive compensation package.  The committee engaged a compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”) in fiscal 2013, and Pearl Meyer completed the process of performing a full review of executive and all exempt employee compensation in 2014. Pearl Meyer provided the committee and management with recommendations based on this review.

During fiscal 2017, the committee reengaged Pearl Meyer to provide updated analysis and input on executive pay and incentive plan design for the top three executive officers, in addition to all exempt employee compensation. Pearl Meyer completed the process of performing a full updated review of executive and all exempt employee compensation during 2017. The committee has considered and will consider the results of this review in establishing compensation plans for fiscal 2018 and subsequent periods.

Prior to engaging Pearl Meyer, the compensation committee assessed the independence of the consultant from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered by applicable stock exchange rules, satisfied itself that no relationships exist that would create a conflict of interest or that would compromise its independence from management.

Principal Elements of our 2017 Compensation Program

There were up to four principal elements of compensation for our named executive officers during fiscal 2017.  These were:

•	base salary;

•	for our named executive officers, other than our Executive Chairman, a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan;

•	for our named executive officers, other than our Executive Chairman, long term incentive compensation in the form of equity awards including:

•

a restricted stock award based on the performance of our business against different corporate objectives (comprising 50% of the total equity component target value for our Chief Executive Officer, and 67% for our Chief Financial Officer);

•	a time-based vesting restricted stock award (25% of the total equity component target value for our Chief Executive Officer, and 33% for our Chief Financial Officer); and

•	stock options (25% of the total equity component target value for our Chief Executive Officer); and

•	For our named executive officers, other than our Executive Chairman, one-time equity retention grants in 2017 in the form of equity awards including:

•	a time-based vesting restricted stock award with grant date values of $500,000 for the Chief Executive Officer, and $550,000 for our Chief Financial Officer; and

•	stock options with a grant date value equal to $500,000 for our Chief Executive Officer.

Beginning in fiscal 2017, as a result of discussions between the compensation committee and Peter R. Chase, Executive Chairman, the committee determined that Mr. Chase would not participate the cash incentive program component of the Company’s executive compensation programs going forward.  This shift in the allocation of annual pay components for Peter R. Chase away from the cash incentive program reflects a shift in the day-to-day responsibilities of the Executive Chairman (who continues to be a director and the Chairman of the Board of Directors), as part of the Company’s succession planning, and following Adam P. Chase’s ascension to Chief Executive Office in fiscal 2015. Peter R. Chase has not participated in the Company's equity incentive programs since 2013, in recognition by the committee of the diminishing incremental benefit of additional equity grants in achieving the shareholder alignment and retention objectives of the equity program in light of Mr. Chase's accumulation of equity from prior years of service. The Executive Chairman’s compensation program for 2017, therefore, consisted primarily of his salary. The committee has retained both the cash bonus and long-term equity components of its executive compensation program for its other named executive officers.

The financial measurement metrics and targets used in both the annual cash incentive plan and the annual equity award plan are subject to annual review by the committee, which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long-term objectives of the Company.  As discussed in more detail below, the committee utilizes differing financial performance targets for the cash incentive plan and the equity awards program. The two programs also differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards (including those that are subject to additional performance-based vesting criteria) customarily vest over a period of three years from the time of grant.  The total compensation packages for our Chief Executive Officer and Chief Financial Officer thus provide a mix of (1) current cash payments in the form of salary, independent of year-to-year financial performance; (2) annual cash payments determined by reference to the Company’s actual results of operations for the year compared to a target; and (3) equity awards, subject to vesting provisions relating to the Company’s financial results, together with restricted stock and (in the case of our Chief Executive Officer) stock options that are not specifically tied to financial performance, but all of which are subject to time-based vesting provisions in order to foster our retention objectives.

The cash incentive plan for 2017 sets target compensation levels with respect to earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), as adjusted to exclude costs and gains or losses related to our acquisitions and divestitures, costs of products sold related to inventory step-up to fair value, settlement gains or losses resulting from lump sum distributions to participants in our defined benefit plans, and other significant items (“Adjusted EBITDA”), less the effects of foreign transaction gain (“Adjusted EBITDAX” or the “Adjusted EBITDA-based target”).  The equity award program sets target compensation levels with respect to our earnings per share (“EPS”) for the fiscal year in question, as adjusted at the discretion of the committee.  As a result, a substantial proportion of our named executive officers’ total compensation is tied to our earnings in each fiscal year.  The committee determined for 2017 that an Adjusted EBITDA-based target is the most appropriate tool for measuring the underlying performance of the Company and its management team for the annual incentive plan, while EPS is used for the equity plan as it is a more common and consistent measure for longer term incentive programs and aligns with how shareholders are rewarded.  In addition, the committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business segments or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers, participating in the program, with those of all shareholders.  The committee does retain discretion to adjust or supplement the cash incentive awards paid, either upward or downward.

The following discussion seeks to explain why the compensation committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the committee’s decisions regarding that element in fiscal 2017 fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Base Salary.  We pay a base salary to each of our named executive officers.  The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies.  A range of base salary levels for key positions in the Company was established in 2014 upon the recommendation of a compensation consultant, Pearl Meyer, which was engaged by the committee to provide analysis and input on executive pay and incentive plan design for the top three executive officers, in addition to all exempt employee compensation.

The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 16 companies:

●	Advanced Emissions Solutions Inc.	●	Hawkins Inc.
●	American Pacific Corp	●	Intrepid Potash Inc.
●	American Vanguard Corp	●	KMG Chemicals Inc.
●	Arabian American Development	●	Landec Corp
●	Core Molding Technologies Inc.	●	Material Science Corp
●	Flotek Industries Inc.	●	Penford Corp
●	FutureFuel Corp	●	PGT Inc.
●	GSE Holding Inc.	●	Zoltek Cos Inc.

The companies surveyed had median revenues in the one year prior to the survey of approximately $298 million (putting us at the 29th percentile), median full-time employees of 502 (putting us at the 72nd percentile) and median market capitalization of approximately $416 million (putting us at the 35th percentile).  Our market capitalization to revenue ratio was at the 49th percentile relative to the companies surveyed. At the time of the report, the positions of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer constituted our named executive officers. In comparison to the peer group, Pearl Meyer reported that our Chief Executive Officer’s compensation at the time was in the top quartile with respect to cash compensation and at median with respect to total compensation, while our Chief

Operating Officer’s total compensation and cash compensation were above median, and our Chief Financial Officer’s (Mr. Feroldi’s predecessor) compensation was above the median with respect to cash compensation and below median for total compensation.

In recognition of changes in management composition and responsibilities since 2014, the committee reengaged Pearl Meyer during fiscal 2017 to provide updated analysis and input on executive pay and incentive plan design for the top three executive officers, in addition to all exempt employee compensation.  Pearl Meyer’s refreshed analysis and input will be used by the Company and the committee to inform compensation levels for fiscal 2018 and future periods, but given the completion date of the analysis, were not utilized for fiscal 2017 compensation considerations.

Individual executives’ base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive’s experience in the role and other subjective factors, and are reviewed annually thereafter.  As outlined above, the Executive Chairman and the Chief Executive Officer make salary adjustment recommendations, if any, to the committee with respect to the other named executive (and in the case of the Executive Chairman, makes any adjustment recommendation to the committee with respect to the Chief Executive Officer).  Historically, salary increases have been aligned with movement of the market or higher in circumstances where executives are promoted to substantially increased responsibilities.   For fiscal 2017, the committee increased the salary of Adam P. Chase, our Chief Executive Officer,  and Kenneth J. Feroldi, our Chief Financial Officer by 19% and 10%, respectively. The committee did not change the base salary of Peter R. Chase, our Executive Chairman. The increase for Adam P. Chase was based on his outstanding performance during 2016, his first full year as the Chief Executive Officer.  Kenneth J. Feroldi’s increase in 2016 was based on his exemplary performance during 2016, his second full year as the Chief Financial Officer. The Company’s fiscal 2016 financial performance saw all-time highs for revenue, net income and Adjusted EBITDA and a continued focus on its strategic approach to sustainable growth. As evidenced by its reengagement of Pearl Meyer during fiscal 2017, the committee intends from time to time, to revisit the salary ranges used by reference to updated benchmark data, in order to ensure that salaries remain competitive but not excessive.  The committee will also review the salaries of our named executive officers to align with our current organizational structure, maturation in role, and projected responsibilities.

Cash Incentive Plan.  At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the company’s incentive compensation programs.  For the reasons discussed above, our Executive Chairman does not participate in the cash incentive plan.  As noted above, for the cash incentive plan the financial target was established as an Adjusted EBITDA-based target for fiscal 2017.  The Adjusted EBITDA-based target was set by the committee with reference to both historical performance and expected future performance.  The committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the committee’s expectation that the actual awards granted under the relevant plan will exceed the “target” awards where management achieves growth over historical annual Adjusted EBITDAX levels.  The Adjusted EBITDA-based targets are set in a way that tends to generally reflect improvement over historical results, at least during periods of multi-year growth in Adjusted EBITDAX, but do not always reflect improvement over the most immediately preceding fiscal year.  For fiscal 2017, the corporate Adjusted EBITDA-based target set by the committee was $62.0 million, subject to further adjustment, as noted below.

At the end of the fiscal year, actual results are compared to the target established at the beginning of the year.  In establishing the compensation program, it is the Board’s intent to exclude from actual performance measurements the effect of items generally consistent with items excluded in the Company’s definition of Adjusted EBITDA from the calculations.  The committee consequently has the discretion to decide, and has decided from time to time in the past, to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year.  For fiscal 2017, the committee made a net $3.1 million increase to the Adjusted EBITDA-based target (resulting in a revised Adjusted EBITDA-based target of $65.1 million), in order to account for the effects of both the Company’s acquisition of Resin Designs, LLC, a manufacturer of adhesives and sealants, and its divestiture of its fiber optic cable components product line, each of which occurred during fiscal 2017.

In order for any amounts to be payable under the plan, the Company must meet a threshold level of 90% of the Adjusted EBITDA-based target.  Actual payments are made under the plan by reference to the target awards established by the committee for each of the named executive officers as a percentage of their base salaries, although they can be subject to adjustment as described below.  The maximum award under the cash incentive plan is reached at 120% of the target performance measure.  The Company’s actual Adjusted EBITDAX was $73.7 million for fiscal 2017, and represented achievement at approximately 113% of the target amount for the year.

The reconciliation from net income, the most directly comparable financial measure presented in accordance with U.S. GAAP, to Adjusted EBITDAX for fiscal 2017 is as follows (in thousands):

Net income	$42,014
Interest expense	839
Income taxes	18,878
Depreciation expense	5,130
Amortization expense	9,127
EBITDA(1)	$75,988
Gain on sale of businesses	(2,013)
Exit costs related to idle facility	70
Gain on sale of real estate	(860)
Cost of sale of inventory step-up	190
Acquisition-related costs	584
Pension settlement costs	14
Adjusted EBITDA(1)	$73,973
Foreign transaction (gains) losses	(307)
Adjusted EBITDAX	$73,666

(1)

Our calculations of EBITDA and Adjusted EBITDA, non-GAAP financial measures, are explained in greater detail in our Annual Report on Form 10-K for fiscal year 2017 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Important Performance Measures.”

Amounts potentially payable under the cash incentive plan, as a percentage of salary, and amounts actually paid are reflected in the table below for fiscal year 2017.

				Actual FY 2017 Payment
	Cash Awards Payable for 2017			Award as
				percentage	Final
	At 90% of	At 100%	At 120%	of annual	payments
Name of executive	target	of target	of target	salary	made
	(as percentage of base salary)
Adam P. Chase	25%	50%	100%	83%	$394,013
Kenneth J. Feroldi	15%	30%	60%	50%	$136,868

A similar cash incentive program was approved by the committee and maintained and paid out of a bonus pool, with payments determined by reference to our Adjusted EBITDA-based target, for other key employees at the Company. In fiscal 2017,  approximately 144 employees participated in that program (with most payments at the discretion of the Executive Chairman and the Chief Executive Officer).

Equity Incentive Plan.  The third element of our compensation program is our equity-based long-term incentive plan.  In 2017 our equity incentive plan used a combination of three types of equity awards: performance-based restricted stock, time-vesting restricted stock and stock options.  For the reasons discussed above, Peter R. Chase does not participate in the equity incentive plan.

Our Chief Financial Officer, Kenneth J. Feroldi, received a combination of performance-based restricted stock and time-vesting restricted stock, but the components of his equity incentive plan award did not include a stock option grant in light of his relatively low direct equity ownership (having been appointed Chief Financial Officer in September 2014 and not having participated in the equity incentive plan prior to his appointment) and given that his equity award target represents a lower percentage of his salary than the total equity award for Adam P. Chase, our Chief Executive Officer.

The performance-based element measured annual performance against an earnings per share (“EPS”) based target for fiscal 2017 and represented 50% of the total target equity award for Adam P. Chase and 67% of the target equity award for Kenneth J. Feroldi.  The other half of the total target equity award for Adam P. Chase was split evenly between time-based vesting restricted stock and stock options and the entire remaining total equity award for Kenneth J. Feroldi consisted of time-based vesting restricted stock.

The following table shows, for each of the named executive officers participating in the equity incentive plan, the total target equity awards for each officer as determined at the beginning of the fiscal year.

	Target Equity		Performance	Time Vesting
	Award as % of	Value at	Shares at	Shares at	Stock Options at
Name	Salary	Grant Date	Grant Date (1)	Grant Date (2)	Grant Date (3)
Adam P. Chase	100%	$475,000	3,690	1,845	5,596
Kenneth J. Feroldi	60%	$165,000	1,709	854	-

(1)

Value represents 50% and 67% of the total equity award target for Adam P. Chase and Kenneth J. Feroldi, respectively, and assuming achievement at 100% of the performance targets, using the closing share price on the last day of the prior fiscal year. Based upon actual fiscal 2017 financial performance, the total actual payout for the performance share component of the equity compensation plan for fiscal 2017 was 7,380 shares for Adam P. Chase and 3,418 shares for Kenneth J. Feroldi (subject to additional time-based vesting provisions), calculated in the manner described under “Performance-based restricted stock” below.

(2)	Value represents 25% and 33% of the total equity award targets for Adam P. Chase and Kenneth J. Feroldi, respectively, using the closing share price on the last day of the prior fiscal year.

(3)	Value represents 25% of the total equity award for Adam P. Chase, using the Black-Scholes value of the options on the last day of the prior fiscal year.

In the event of a named executive officer’s retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment.  In the event of a named executive officer’s voluntary termination of employment or termination for cause, all of the unvested portion of the award will be forfeited.  Upon a change of control of the Company, any unvested awards will automatically vest.

Each of the three types of equity awards that collectively comprise our equity incentive plan are described in more detail below:

•

Performance-based restricted stock.  The performance-based restricted stock awards are made at the beginning of the year based upon the target performance levels, with the target number of shares being determined by dividing the target equity award value by our stock price on the grant date.   For fiscal 2017, the corporate EPS target set by the committee was $3.29, subject to adjustment, as noted below.

The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year.  In order for any payments to be made under the equity incentive plan, the Company must achieve at least 90% of the EPS target.   If the Company achieves less than 90% of the performance target, the full award would be forfeited.  If the Company achieves 90% of the  target, then the actual payment would be 50% of the target shares (with the other 50% being forfeited).  If the Company achieves 100% of the target, then the actual payment would be 100% of the targeted share amount.  Achievement between 90% and 100% would be pro-rated.  If the Company achieves 120% of the target then the executive’s equity award would be 200% of the targeted share amount.  Achievement between 100% and 120% would be pro-rated.  The total opportunity is capped at 200% of the targeted share amount.  Accordingly, there is no incremental award at performance levels above 120% of the earnings per share target.

EPS as defined in the plan may differ from earnings per share as calculated under generally accepted accounting principles, since the plan uses the fully diluted number of shares outstanding as of the first day of the fiscal year and may include other adjustments as determined by the compensation committee.  Our basic and diluted EPS as reported under U.S. generally accepted accounting principles for fiscal 2017 were  $4.44 and $4.49 per share, respectively. For fiscal 2017, the committee made a net $0.2 million (or $0.02 per share) increase to the original EPS-based target used in evaluating performance (resulting in a revised EPS-based target of $3.31 per share). This increase was intended to account for the effects of both the Company’s Resin Designs acquisition and the divestiture of its fiber optic cable components product line made during fiscal 2017.  Using the fully diluted number of shares outstanding as of September 1, 2016, the EPS used for purposes of evaluating performance under the 2017 equity plan was $4.52, or approximately 137% of the target.  The actual payments made under the performance share component of the plan thus represented 200% of the targeted share amount.

The final share amounts are calculated and approved by the compensation committee upon finalization of our financial results for the fiscal year.  Equity awards made for fiscal 2017 exceeded the target levels because of the strong earnings achieved by the Company during that year. The restricted stock will not vest, however, until the last day of the second fiscal year following the fiscal year that is used as the performance period.  In other words, the performance-based equity awards for fiscal 2017 will vest on August 31, 2019.

The committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the “cliff” vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

•

Time-based vesting restricted stock.  The committee has incorporated time-based vesting shares into our long-term incentive plan for participating executive officers since 2011.  The purpose of the time vesting restricted stock grant is to provide a long-term incentive in the form of a fixed award that is not subject to a performance measurement target.  The number of shares is determined by reference to the value of the award (25% and 33% of the total target equity award value for Adam P. Chase and Kenneth J. Feroldi, respectively) divided by the closing market price of our common stock on the last day of the prior fiscal year.  The shares vest in three years from their grant, or on August 31, 2019.

•

Stock options.  Since fiscal 2011, the committee has incorporated stock option grants into our long-term incentive plan on a formulaic basis as part of the overall long-term incentive plan for certain executive officers. Thus, 25% of the total target value of the equity plan awards for 2017 for Adam P. Chase was made in options to purchase common stock. The purpose of the option grant was to further align the executive’s interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for his future commitment as a key member of the executive management team.   The option grant was made effective as of September 1, 2016, with an exercise price equal to the fair market value of the common stock on that date.  The number of shares of common stock subject to Adam P. Chase’s option grant was determined by taking 25% of his total equity award opportunity and dividing it by the Black-Scholes value of an individual option on the date of grant. The options granted in fiscal 2017 will vest in three equal annual installments, beginning on August 31, 2017.   Mr. Feroldi did not receive  a stock option grant for the reasons noted above.

Equity Retention Agreements.    In fiscal 2017, the committee incorporated additional one-time time-based vesting equity grants to both the Chief Executive Officer and the Chief Financial Officer as a fourth component of our executive compensation program. The Executive Chairman did not participate for similar reasons as described above under the equity incentive plan, as the equity incentive plan’s  and the equity retention agreements’ purposes are aligned. The purpose of these equity retention agreements is to further align the participating executives’ interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for their future commitment as key members of the executive management team.   The equity retention agreements provide the opportunity for participating executive team members to receive equity awards in exchange for their long-term commitment to the Company. The Chief Executive Officer’s equity retention agreement consists of time-based restricted stock with a grant date value of approximately $500,000 (or 7,768 shares) and stock options with a grant date value of approximately $500,000 (or 23,563 options) with both the shares and options having a grant date of September 1, 2016 and vesting on August 31, 2019 (3 years from grant date) if continued employment conditions are met. The Chief Financial Officer’s equity retention agreement consists of time-based restricted stock with a grant date value of approximately $550,000 (or 8,544 shares). These shares had a grant date of September 1, 2016 and will vest in five equal annual installments though August 31, 2021, 5 years from grant date, if continued employment conditions are met.  The number of shares was determined by reference to the grant date value of the awards divided by the closing market price of our common stock on the last day of the prior fiscal year.  The number of shares of common stock subject to Adam P. Chase’s retention stock option grant was determined by taking grant date value of his stock option grant and dividing it by the Black-Scholes value of an individual option on the date of grant.

Discretionary Bonuses.  The committee does not consider discretionary cash bonuses to be a material part of the executive compensation program, outside of the cash incentive plan described above.  As noted above, the committee has the discretion to adjust an award determined under the cash incentive plan upward or downward, and has exercised that discretion in prior years in a manner that has historically had a small impact on total compensation compared to the objective components.

In fiscal 2017, the committee determined not to issue any such discretionary payments.

Voting and Dividends on Stock Awards.  Participants in the equity award and equity retention programs are able to vote and receive dividends upon their restricted shares before the vesting period. The committee has determined that permitting the participants to vote and receive dividends prior to the vesting of the awards was appropriate and consistent with the committee’s retention and pay for performance objectives. The committee took into account the fact that dividends on unvested awards would typically represent a small percentage of the executives’ total compensation. Dividends paid on unvested awards are not required to be repaid if the vesting provisions are not met, but the underlying shares themselves remain subject to forfeiture through the vesting date, putting the bulk of the economic value of the award at risk and subject to the performance and time-based vesting conditions.

Chief Executive Officer’s Compensation at Risk and Compared to the Creation of Shareholder Value. One of the primary objectives of the compensation program is to drive executive performance by having pay at risk, so actual pay is tied to company-wide goal achievement and superior performance, thus aligning the compensation of our executives with the interests of our shareholders. Summaries of the principal elements of compensation and of the total compensation for Adam P. Chase, Chief Executive Officer, are as follows:

58% is performance-based compensation
Annual Incentive Plan 16%
Performance-Based Shares 18%
Stock Options 24%
Time-Based Vesting Shares 24%
Base Salary 18%

The CEO principal elements of compensation pay mix above is calculated based on (1) 2017 base salary, (2) 2017 cash incentive plan actually paid in November 2017, (3) stock option grants and time-based vesting restricted shares (inclusive of those from the equity retention agreements) granted in September 2016 and (4) actual performance-based restricted shares awarded based on 2017 performance and valued using August 31, 2016 share prices.

Adam P. Chase, Chief Executive Officer’s total compensation has grown in alignment with the Company’s creation of shareholder value, as evidenced by the trading price of the Company’s common stock as reported by the NYSE American (formerly NYSE MKT) as of August 31 of each applicable year, utilizing fiscal 2014 as the base year. Total compensation above is further detailed under “Summary Compensation Table” below. The above includes the value of all actual performance-based shares received for each applicable year.

Adam P. Chase’s Annual Incentive Plan (“AIP”) cash bonus has grown in alignment with the Company’s increasing Adjusted EBITDA, utilizing fiscal 2014 as the base year.

Retirement Programs

In addition to the primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers.  Many of these plans are available to larger groups of employees.   The committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees’ compensation package.

•

Our named executive officers may elect to make contributions to a retirement account in our “Chase Deferred Salary Savings Plan” (the “401(k) plan”), which is available to substantially all employees of certain businesses of the Company and under which we made a matching contribution to each participant in each of the last three fiscal years.  The matching contribution under the 401(k) plan is the equivalent of 100% of the first one percent of the employees’ pre-tax contribution to the plan plus 50% thereafter, up to an amount equal to three and one-half percent of the employee's annual salary.  Our matching contributions to the accounts of the named executive officers are shown in the “All Other Compensation” column in the Summary Compensation Table.

•

We also maintain a non-qualified Supplemental Savings Plan covering selected employees, including our named executive officers.  Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

•

We maintain a tax-qualified defined benefit pension plan and a non-qualified Supplemental Pension Plan.  The Supplemental Pension Plan covers those of our employees who from time to time may be designated by our Board of Directors.  During fiscal 2017, our Executive Chairman, Peter R. Chase, and our President and Chief Executive Officer, Adam P. Chase, were designated as being covered.  These plans are described in more detail under “Executive Compensation—Other Executive Plans—Pension Plan”.  As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date.  Of our named executive officers, only our Executive Chairman was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Other Benefits

We own a life insurance policy on the life of Peter R. Chase as a mechanism available for use to fund obligations under the unfunded, non-qualified excess benefit plan described above.

We also provide Peter R. Chase with a company car and a golf club membership.  We provide our other named executive officers a car allowance of $1,000 per month.  We provide each of our named executive officers reimbursement for certain financial planning and tax services up to $5,000 per year.  Our compensation committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company.

Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 25% of the cost of these programs (with the company covering the other 75% of the cost).   We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Named Executive Agreements

We have entered into arrangements with our named executive officers pursuant to which they would be entitled to receive severance benefits upon termination by us without cause, or upon the occurrence of certain enumerated events during the two years following a change in control.  The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See “Payments Upon Termination or Change of Control” below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives’ objectivity in considering shareholders’ interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Consideration of the Previous Shareholder Advisory Vote on Executive Compensation

At the Company’s 2015 annual meeting of shareholders (held February 3, 2015),  approximately 98% of votes cast at the meeting with respect to the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers. No specific component of our 2017 executive compensation program was altered based upon this voting result. However, the committee will continue to monitor shareholder feedback as it reviews and establishes future executive compensation plans and determines awards for our named executive officers. Our Board of Directors determined in 2015 that an advisory vote will be conducted on a triennial basis. A non-binding, advisory vote on our current executive compensation, and a non-binding, advisory vote on the frequency of future advisory votes on executive compensation, are set out in this proxy statement as Proposals 2 and 3, respectively.

Compensation Risks

The Compensation and Management Development Committee has considered the components of the Company’s compensation policies and practices.  We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not likely to have a material adverse effect on us.  In addition, although a significant portion of executive compensation is performance based and “at-risk,” the committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risk.

The committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking.  It concluded that:

•	the Company’s significant weighting toward long-term incentive compensation, including performance targets and time-based vesting provisions used in tandem, discourages excessive risk taking;
•	the Company’s performance goals are appropriately set in order to avoid targets that, if not met, result in a large percentage loss of compensation;
•

assuming achievement of at least a minimum level of performance, payouts under the Company’s performance-based plans result in some compensation at levels below full target achievement, rather than an “all or nothing” approach; and

•	as a manufacturing company, the Company is not generally subject to the types of risks that may be present in a corporation involved in financial services, trading or investment activities.

Impact of Tax and Accounting Issues

Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Executive Chairman, its Chief Executive Officer and certain of its other most highly compensated officers, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) of the Code, which include an exception for “performance based” compensation meeting certain requirements.  Proposed changes to the Internal Revenue Code, described in more detail under ‘Proposal 4 – Re-Approval of Material Terms of the Performance Measures Under the 2013 Equity Incentive Plan,” may, if implemented, affect the officers to whom Section 162(m) applies and the availability of the exception for performance-based compensation. The Company will continue to monitor developments on this matter. Where possible, the committee attempts to structure its compensation programs such that compensation paid will be tax deductible whenever it is consistent with our compensation philosophy.  However, the committee has not adopted a policy requiring all compensation to be tax deductible.  Our compensation committee believes that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our shareholders.  Our compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible.  Also, the deductibility of some types of compensation payments will depend on the timing of an executive’s vesting or exercise of previously granted rights.  Accordingly, our compensation committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

In addition, the compensation committee considers the impact of Section 409A of the Internal Revenue Code, which imposes certain requirements on “nonqualified deferred compensation plans.”  These may be particularly relevant in the case of compensation paid after termination of a named executive officer’s employment under the change in control and severance agreements discussed above.  We believe that this compensation is in compliance with the applicable requirements of Section 409A.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Management Development Committee

Thomas Wroe, Jr. (Chairman)
John H. Derby III
George M. Hughes

Executive Compensation

The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2017, 2016 and 2015 to our Executive Chairman, our President and Chief Executive Officer, and to our Treasurer and Chief Financial Officer.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Peter R. Chase	2017	600,000	-	-	-	-	-	67,456	667,456
Executive Chairman	2016	600,000	-	-	-	1,428,013	3,635,608	69,588	5,733,209
	2015	600,000	-	-	-	1,356,198	1,321,703	71,517	3,349,418

Adam P. Chase	2017	475,000	-	856,314	618,754	394,013	89,543	61,230	2,494,854
President & Chief	2016	400,000	-	300,000	100,000	317,336	150,462	44,352	1,312,150
Executive Officer	2015	360,000	-	270,000	90,000	271,240	132,810	48,327	1,172,377

Kenneth J. Feroldi	2017	275,000	-	714,958	-	136,868	-	46,072	1,172,898
Treasurer & Chief	2016	250,000	-	112,496	-	119,001	-	35,774	517,271
Financial Officer	2015	227,500	-	108,275	-	102,845	-	27,717	466,337

(1)	Salary includes amounts earned in the fiscal year, whether or not deferred.

(2)	The amounts reflected in this column represent discretionary adjustments to payments under the Company’s cash incentive plan.

(3)

Amounts under “Stock Awards” reflect the grant date fair value of the stock-based incentive awards granted under our equity incentive program and equity retention agreements in that fiscal year, based on the estimated probable outcome of the award as of the grant date (in the case of the portion of the award subject to performance conditions).  Amounts under “Option Awards” reflect the grant date fair value of stock options awarded during the fiscal year, including those awarded under the Chief Executive Officer’s equity retention agreement.  In each case, amounts are reported whether or not the award had vested and was recorded as compensation expense in accordance with the accounting for stock based compensation guidance during the year.  Assumptions made in the valuation are described in more detail in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2017.  The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes, prior to the Company’s adoption of ASU 2016-09 in fiscal 2017. Using the grant date fair value but assuming the maximum performance target under the stock-based incentive plan were met or exceeded, the amounts reported under “Stock Awards” for 2017 would have been $1,093,814 for Adam P. Chase, and $824,958 for Kenneth J. Feroldi.  The total compensation column for such officers in 2017 would have correspondingly been increased by $237,500 and $110,000, respectively.  Based on the financial results for fiscal 2017, the maximum performance amounts were achieved.

(4)

These amounts reflect incentive payments made under our Annual Cash Incentive Program earned during the applicable fiscal year and paid in November following the respective fiscal year end.  The incentive program is described in the Compensation Discussion and Analysis under the heading “Principal Elements of our 2017 Compensation Program—Cash Incentive Plan”.

(5)

Represents the current year aggregate change in the actuarial present value of accumulated benefits under the qualified defined benefit plan and the supplemental pension plan as described under “—Other Executive Plans—Pension Plans”. Amounts for Peter R. Chase under this column are reported as zero under applicable SEC regulations because the aggregate change in actuarial present value of his accumulated benefits was a negative amount (a reduction of $1,564,871). This reflects a distribution of $1,040,510 from the supplemental pension plan during the year, as described in more detail under “—Other Executive Plans—Pension Plans”, and a reduction of $524,361 resulting from changes in actuarial assumptions from the prior year, most notably the schedule of pension plan benefit payments.

(6)	These amounts include all other compensation as described in the following table:

		Qualified	Life &	Automobile
		401(k) and	Long-Term	Allowance
		Supplemental	Disability	or Use of
		Retirement Plan	Insurance	Company
	Fiscal	Contributions	Premiums	Car	Other
Name	Year	(a)	(b)	(c)	(d)	Total
Peter R. Chase	2017	$26,236	$10,685	$29,330	$1,205	$67,456
	2016	30,274	9,464	28,680	1,170	69,588
	2015	30,274	9,454	30,143	1,646	71,517

Adam P. Chase	2017	18,543	2,504	12,000	28,183	61,230
	2016	7,000	1,937	12,000	23,415	44,352
	2015	7,131	1,937	12,000	27,259	48,327

Kenneth J. Feroldi	2017	18,355	2,310	12,000	13,407	46,072
	2016	17,460	2,276	12,000	4,038	35,774
	2015	12,627	1,936	12,000	1,154	27,717

(a)	This amount represents the contribution by the Company on behalf of the named executive officers to the Chase Corporation Retirement Savings Plans.

(b)	These amounts include the portions of premiums paid by the Company for life insurance coverage exceeding $50,000.

(c)	These amounts represent automobile allowances or personal use of a company leased car.

(d)	These amounts represent payment of dividends on restricted stock, country club membership, and all other compensation (consisting of reimbursement for financial planning and tax services) as follows:

		Dividends on
	Fiscal	Restricted	Country Club
Name	Year	Stock	Membership	All Other	Total
Peter R. Chase	2017	$-	$1,205	$-	$1,205
	2016	-	1,170	-	1,170
	2015	-	1,078	568	1,646

Adam P. Chase	2017	26,033	-	2,150	28,183
	2016	21,265	-	2,150	23,415
	2015	25,109	-	2,150	27,259

Kenneth J. Feroldi	2017	13,407	-	-	13,407
	2016	4,038	-	-	4,038
	2015	1,154	-	-	1,154

Grants of Plan-Based Awards for Fiscal 2017

The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2017 cash and equity-based incentive award programs (including the equity retention agreements).  The actual amounts that we paid under each of these programs are described in more detail under our Compensation Discussion and Analysis under the heading “Principal Elements of our 2017 Compensation Program—Cash Incentive Plan”  and “—Equity Incentive Plan” and, except in the case of restricted stock with performance-based vesting conditions, are reflected in the Summary Compensation Table and its footnotes.

										All Other Option
										Awards
											Exercise
			Estimated Possible Payouts Under Non-			Estimated Future Payouts Under				Number of	or Base
			Equity Incentive Plan Awards			Equity Incentive Plan Awards			All Other	Securities	Price of	Grant Date
									Stock	Underlying	Option	Fair Value of
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Options	Awards	Stock Awards
Name & Award	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
Adam P. Chase
Cash award	9/1/2016	8/31/2016	$118,750	$237,500	$475,000
Performance restricted stock grant	9/1/2016	8/31/2016				1,845	3,690	7,380				$237,525
Time vesting restricted stock grant	9/1/2016	8/31/2016							9,613			618,789
Option award	9/1/2016	8/31/2016								29,159	$64.37	618,754

Kenneth J. Feroldi
Cash award	9/1/2016	8/31/2016	$41,250	$82,500	$165,000
Performance restricted stock grant	9/1/2016	8/31/2016				854	1,709	3,418				$110,008
Time vesting restricted stock grant	9/1/2016	8/31/2016							9,398			604,949

Amounts in the table above under “Threshold” represent cash amounts payable under the cash incentive plan if 90% of the corporate Adjusted EBITDA-based performance target is achieved, representing a specified percentage of the named executive officers’ base salaries, and share amounts payable under the performance based equity incentive program if 90% of the corporate EPS-based performance target is achieved.  Below those performance levels, no payments would be made under the respective plans.  Amounts under “Target” represent 100% of the target payout under each of those plans, which is set in each case as a specified percentage of the named executive officer’s base salary.   The maximum payout under either the cash incentive plan or the performance based equity award program is 200% of the target award.  The Compensation and Management Development Committee of the Board of Directors formally approved the equity awards on August 31, 2016. The grant date fair value of the possible equity awards reflects the fair value of our common stock on September 1, 2016, the first day of our fiscal year and the date on which awards were granted, multiplied by the total number of shares of restricted stock to be awarded assuming the target was met (assumed to be the probable outcome of the performance conditions at the grant date).   The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the compensation committee in November 2017.   The actual payments for fiscal year 2017 reflected the achievement of the maximum payout for the participating officers in the case of the performance-based equity award, and achievement of an amount between the target and the maximum in the case of the cash incentive plan. Amounts under “All Other Stock Awards” and “All Other Option Awards” reflect grants made under the one-time equity retention agreements described above (with grant date values of approximately $500,000 for each of Adam P. Chase’s time-based restricted stock and option awards, and a grant date value of approximately $550,000 for Kenneth J. Feroldi’s time-based restricted stock award), as well as time-based equity awards under the Company’s regular long term incentive compensation program (with grant date values of approximately $118,750 for each of Mr. Chase’s time-based restricted stock and option awards, and a grant date value of approximately $55,000 for Mr. Feroldi’s time-based restricted stock award).

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth information relating to options and unvested restricted stock outstanding as of August 31, 2017 that were granted pursuant to our 2013 Equity Incentive Plan to our named executive officers.

					Stock Awards
						Market
	Option Awards				Number of	Value of
	Number of	Number of			Shares or	Shares or
	Securities	Securities			Units of	Units of
	Underlying	Underlying	Option		Stock That	Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not
	Options	Options	Price	Expiration	Vested	Vested
Name	# Exercisable	# Unexercisable	($)	Date	(#)	($)
Peter R. Chase	—	—	$—		—	$—

Adam P. Chase	15,105	—	$12.70	8/31/2020	25,463	$2,380,791
	16,953	—	$12.77	8/31/2021
	15,532	—	$16.00	10/22/2022
	7,747	—	$29.72	8/31/2023
	7,438	—	$35.50	8/31/2024
	4,831	2,415	$39.50	8/31/2025
	1,865	27,294	$64.37	8/31/2026

Kenneth J. Feroldi	—	—	$—		13,958	$1,305,073

The stock option award noted in the table above with an August 2026 expiration date vests (i) with respect to options to purchase 23,563 shares, on the third anniversary of grant on August 31, 2019, and (ii) with respect to options to purchase 5,596 shares, in three equal annual tranches beginning August 31, 2017 through August 31, 2019. The stock option award noted in the table above with an August 2025 expiration date vests in three equal annual tranches beginning August 31, 2016 through August 31, 2018.

Amounts under the “Stock Awards” columns reflect restricted stock issued under our equity incentive programs for fiscal 2017 and 2016, and our equity retention agreement in the case of fiscal 2017.  The columns include the value of the share amounts issued during fiscal 2017 and 2016, even though the final number of shares comprising the 2017 award was not certified until after the fiscal year end and remained subject to increase or decrease as of August 31, 2017.  The market value of all restricted stock is based on the closing price of our common stock on the last trading day in the fiscal year.  The closing price as reported by the NYSE American on August 31, 2017 was $93.50.

Stock awards for fiscal 2016 will vest on August 31, 2018 and awards for fiscal 2017 will vest between August 31, 2019 and August 31, 2021 as outlined in the table below (as of August 31, 2017):

	Vesting of Stock Awards
Name	August 31, 2018	August 31, 2019	August 31, 2020	August 31, 2021
Adam P. Chase	12,160	13,303	—	—
Kenneth J. Feroldi	6,269	4,272	1,709	1,708

As noted above, subsequent to August 31, 2017,  3,690 and 1,709 additional stock awards vesting August 31, 2018 were granted to Adam P. Chase and Kenneth J. Feroldi, respectively, under our equity incentive program for fiscal 2017 under the financial performance measures applicable to that plan. Because the amount was determined after August 31, 2017, based on our fiscal year performance, these shares are not reflected in the tables above. See the discussion under “Principal Elements of our 2017 Compensation Program—Equity Incentive Plan” in our Compensation Discussion and Analysis above.

Option Exercises and Stock Vested for 2017

The following table sets forth information relating to options exercised in the year ended August 31, 2017 that were granted pursuant to our 2013 Equity Incentive Plan or predecessor plans by each of our named executive officers.  The table also reflects stock vesting during fiscal 2017, which represented for both Adam P. Chase and Kenneth J. Feroldi the equity incentive awards made during fiscal 2015, in addition to the first of five annual installments of shares granted Mr. Feroldi as part of his September 1, 2016 retention grant.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	Upon Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Peter R. Chase	11,144	$575,030	—	$—
Adam P. Chase	50,000	$3,639,250	11,727	$1,096,475
Kenneth J. Feroldi	—	$—	5,195	$485,733

Payments Upon Termination or Change of Control

Executive Severance and Change in Control Agreements.  The Company has entered into severance arrangements with Peter R. Chase, Adam P. Chase and Kenneth J. Feroldi. Under the terms of each named executive officer’s severance agreement (or in the case of Mr. Feroldi, his offer letter), if the named executive’s employment is terminated by the Company without cause, or terminated by the executive within 24 months after the occurrence of a change in control of the Company for good reason, then the named executive will receive the following benefits:

•

Severance pay in an amount equal to a multiple (2.0x in the case of Peter R. Chase, 1.5x in the case of Adam P. Chase and 1.0x in the case of Kenneth J. Feroldi) of the greater of the named executive’s annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination. For these purposes, the named executive officer’s salary will include bonuses, calculated by taking the average of the prior two years’ annual bonuses.

•

Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the named executive continues to pay an amount equal to the employee’s share of contributions.

•

Continued participation in benefits in effect for Executive as of the date of termination, subject to the terms and conditions of the respective plans and applicable law, for a period of one year following the termination date.

If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits.  In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company’s employee benefit plans.

Restricted Stock and Option Awards.  Under the terms of the applicable restricted stock awards, in the event of a termination without cause, unvested restricted stock awards will vest on a prorated basis through the date of termination.

In the event of a “change in control” as defined in the applicable award, unvested shares of restricted stock will automatically vest, and the vesting of outstanding but unvested stock options may be accelerated, at the discretion of the Board of Directors. For purposes of the table below, we have assumed the accelerated vesting of stock options upon the occurrence of a change in control.

Amounts that would have been owed to our named executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2017, the last day of the Company’s most recently completed fiscal year, are presented below.

				After
				Change in
				Control
				Termination
			Before	without
			Change in	Cause or by
			Control	the
			Termination	Executive	Disability,
		Voluntary or	without	for Good	Death or	Change in
Name	Benefit	For Cause	Cause	Reason	Retirement	Control
Peter R. Chase	Salary	-	$1,200,000	$1,200,000	-	-
	Non-Equity Incentive Plan Compensation	-	1,428,013	1,428,013	-	-
	Medical Benefits	-	12,312	12,312	-	-
	All Other Compensation	-	36,921	36,921	-	-
	Acceleration of Stock Options	-	-	-	-	-
	Acceleration of Restricted Stock	-	-	-	-	-
	Total	$-	$2,677,246	$2,677,246	$-	$-
Adam P. Chase	Salary	-	$712,500	$712,500	-	-
	Non-Equity Incentive Plan Compensation	-	533,512	533,512	-	-
	Medical Benefits	-	11,390	11,390	-	-
	All Other Compensation	-	33,047	33,047	-	-
	Acceleration of Stock Options	-	-	925,493	-	$925,493
	Acceleration of Restricted Stock	-	1,287,589	2,725,806	$1,287,589	2,725,806
	Total	$-	$2,578,038	$4,941,747	$1,287,589	$3,651,299
Kenneth J. Feroldi	Salary	-	$275,000	$275,000	-	-
	Non-Equity Incentive Plan Compensation	-	127,935	127,935	-	-
	Medical Benefits	-	7,714	7,714	-	-
	All Other Compensation	-	32,665	32,665	-	-
	Acceleration of Stock Options	-	-	-	-	-
	Acceleration of Restricted Stock	-	417,384	1,464,883	$417,384	$1,464,883
	Total	$-	$860,698	$1,908,197	$417,384	$1,464,883

If the named executive officer is terminated without cause, or for good reason within 24 months of a change of control, the Company will also pay, at the request of the executive, for an outplacement service for a period of up to one year.  These services are not reflected in the table above, as the amount cannot be determined.

Other Executive Plans

2013 Equity Incentive Plan. The 2013 Equity Incentive Plan (the “2013 Plan”) provides for the grant of stock options (both non-statutory options or “NSOs” and, in the case of employees, incentive stock options or “ISOs”), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2013 Plan is 1,200,000. The maximum number of awards that may be issued to any person in any fiscal year is 500,000 shares.  The maximum annual cash award that may be issued to any person is $3,000,000.  As of August 31, 2017, 1,078,015 shares of the Company’s common stock reserved under the 2013 Plan remained available for future issuance.

Non-Qualified Retirement Savings Plan.  The Company maintains a non-qualified Supplemental Savings Plan covering selected employees, including the named executive officers. The Supplemental Savings Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria.  Historically,  all of the Company's named executive officers have been designated by the Board of Directors as being covered by the Supplemental Savings Plan. For fiscal 2017, the Company’s Executive Chairman, Chief Executive Officer and the Company’s Chief Financial Officer participated in the plan.  Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our named executive officers' participation in this plan.

Non-Qualified Deferred Compensation for 2017

		Executive	Registrant	Aggregate Earnings
		Contributions in	Contributions in	(Loss) in	Withdrawals	Aggregate Balance at
Name	Fiscal Year	Fiscal Year ($)(1)	Fiscal Year ($)(2)	Fiscal Year ($)(3)	Fiscal Year ($)(3)	Fiscal Year End ($)(4)
Peter R. Chase	2017	$29,077	$16,961	$124,853	$(1,075,074)	$—
Adam P. Chase	2017	19,731	11,510	167	—	31,408
Kenneth J. Feroldi	2017	140,769	8,730	34,391	—	385,189

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(3)	Amounts in this column are not included in the Summary Compensation Table.

(4)

This column includes amounts in the named executive officer’s total deferred compensation account as of the last day of the fiscal year.  In addition to the contribution for fiscal 2017, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of the Company’s previous proxy statements and also includes aggregate earnings on previously contributed amounts (if any).

All payments under the Supplemental Savings Plan to participants or their designated beneficiaries will be made in a lump sum.  Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with the Company.

Effective January 1, 2017, Peter R. Chase, Executive Chairman, entered a separation of service letter with the Company, reducing the level of services that he performs as the Executive Chairman to no more than 20% of the average level of services performed in the previous 36 months. In doing so, he qualified for payout of his benefits under the non-qualified Supplemental Savings Plan. Mr. Chase’s balance in the plan was distributed in full in July 2017. Mr. Chase continues to serve as a director and as the Chairman of the Board of Directors.

Pension Plans.   The Company maintains a tax-qualified defined benefit pension plan (“Pension Plan for Employees of Chase Corporation”) and a non-qualified excess benefit plan (“Supplemental Pension Plan”).  The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service.  The Supplemental Pension Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria.  Currently, the Company's Executive Chairman and the Company’s Chief Executive Officer have been designated by the Board of Directors as being covered by the excess benefit plan.  Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years of service with the Company (up to a maximum of 40 years).  Benefits under the Supplemental Pension Plan are determined based on final average earnings (including base salary and incentive based bonuses and without regard to Code-imposed limits on compensation) and total years of service with the Company.  A participant becomes fully vested in the Supplemental Pension Plan benefits upon completion of five years of service with the Company. Benefits are payable upon the participant’s separation from service with the Company, including the participant’s retirement or death. Benefits under the Supplemental Pension Plan are paid out on a monthly basis over a period of ten years.

The following table shows the actuarial present value of the accumulated benefits for each of the named executive officers at the end of fiscal 2017.  The change in this present value between each fiscal year is reflected in the summary compensation table above.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Peter R. Chase	Pension Plan for Employees of Chase Corporation	45	$-	-
	Supplemental Pension Plan	45	$12,844,861	1,040,510
Adam P. Chase	Pension Plan for Employees of Chase Corporation	19	$251,977	-
	Supplemental Pension Plan	19	$360,706	-
Kenneth J. Feroldi	Pension Plan for Employees of Chase Corporation	n/a	$-	-
	Supplemental Pension Plan	n/a	$-	-

Effective January 1, 2017, Peter R. Chase, Executive Chairman, entered a separation of service letter with the Company, reducing the level of services that he performs as the Executive Chairman to no more than 20% of the average level of services performed in the previous 36 months. In doing so, he qualified for payout of his benefits under the Supplemental Pension Plan. His first payment occurred in July 2017, six months after entering the separation of services agreement, and are anticipated to continue on a monthly basis over a period of ten years.

See the Notes to financial statements found in Item 8 of the Company’s Annual Report on Form 10-K for more information about the Company’s pension plans.  For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

(a)	is 1.5% of the participant’s final average compensation multiplied by credited service up to a maximum of 35 years;

(b)	is 0.6% of the participant’s final average covered compensation multiplied by credited service up to a maximum of 35 years; and

(c)	is 0.8% of the participant’s average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

Of our named executive officers, only our Executive Chairman was employed prior to May 1, 1995, and therefore only he accrues benefits at the rates outlined above. For participants who were employed on or after May 1, 1995 and before December 1, 2008, and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

(a)	is 0.75% of the participant’s final average compensation multiplied by credited service up to a maximum of 35 years;

(b)	is 0.3% of the participant’s final average covered compensation multiplied by credited service up to a maximum of 35 years; and

(c)	is 0.4% of the participant’s average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

Effective December 1, 2008, we adopted a soft freeze in the qualified pension plan whereby no new employees hired will be admitted to the plan, with the exception of the International Association of Machinists and Aerospace Workers Union.   Effective July 15, 2012, we adopted a soft freeze for the International Association of Machinists and Aerospace Workers Union.  All participants admitted to the plan prior to December 1, 2008 and in the case of the International Association of Machinists and Aerospace Workers Union, prior to July 15, 2012, will continue to accrue benefits as detailed in the plan agreements.

Compensation of Directors

Directors who are not employees of the Company are paid an annual cash retainer of $22,000.  In addition, directors who serve on a Board committee receive an annual cash retainer of $3,500 for each committee on which they serve.  Non-employee directors also receive $25,000 of Chase Corporation common stock annually, in the form of restricted stock valued at the closing price on the day preceding the first day of the new year of Board service.  The stock awards vest one year from the date of grant. The annual retainer covers all meetings.

In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of restricted stock valued at the closing price on the day preceding the first day of the new year of Board service.  This award also vests one year from the date of grant.  The annual fees for committee chairpersons are as follows: Audit - $9,000; Compensation and Management Development - $6,000; Nominating and Governance - $4,000.

Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of an aggregate of 2,407 shares of restricted stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2018.  This restricted stock will vest on February 1, 2018, at which time the shares of common stock will be issued.  The number of shares granted to each Director is equal to $25,000 divided by the closing price of the Company’s common stock at the time of grant, except that it additionally takes into consideration each Director’s involvement as chairperson of any of the various committees of the Board as outlined above.  If a Director notifies the Company of his or her election prior to January 1 of the relevant calendar year, any portion of the cash retainer may be taken in shares of stock, issued in equal quarterly installments.

Non-Qualified Retirement Savings Plan for the Board of Directors.    The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors.  Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

The following table summarizes the total compensation paid to the directors who are not employees of the Company during fiscal 2017:

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in		Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($) (a)	($)	($)	($)	($) (b)	($)
Mary Claire Chase	$22,000	$25,000	-	-	-	$-	$47,000
Everett Chadwick, Jr.	25,500	25,000	-	-	-	-	50,500
John H. Derby III	25,500	25,000	-	-	-	5,500	56,000
Lewis P. Gack	29,000	34,000	-	-	-	-	63,000
George M. Hughes	29,000	29,000	-	-	-	84,000	142,000
Chad A. McDaniel	25,500	25,000	-	-	-	-	50,500
Dana Mohler-Faria	25,500	25,000	-	-	-	-	50,500
Thomas Wroe, Jr.	29,000	31,000	-	-	-	-	60,000

(a)	The stock awards reflect the restricted stock issued on February 7, 2017 with a grant date fair value of $91.05 per share.

(b)

Represents payments made to John H. Derby III, via Derby Management, for sales training services provided to the Company and compensation George M. Hughes received for his services as outside general counsel to the Company during fiscal 2017.

As of August 31, 2017, none of the non-employee directors held outstanding stock options.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the approval of its shareholders of an advisory resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement under the section titled "Executive Officer and Director Compensation—Compensation Discussion and Analysis" and "—Executive Compensation." While this shareholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section, the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries in the region. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to an Adjusted EBITDA-based target. We also include performance-based equity grants with an additional time-based vesting component as a significant element of prospective executive compensation (comprising 50% of the total equity component target value for our Chief Executive Officer, and 67% for our Chief Financial Officer,  excluding equity granted via the equity retention grants discussed below). Consequently, the value of a portion of an executive's compensation is both dependent upon company-wide performance measures and tied directly to the performance of our Common Stock through an earnings per share target. Restricted stock awards and (in the case of the Chief Executive Officer) stock option grants, each with time-based vesting provisions, collectively represent the remaining portions of our equity incentive program, and are designed to align executive incentives with long-term shareholder interests.

In fiscal 2017, the committee incorporated additional one-time time-based vesting equity grants to both the Chief Executive Officer and the Chief Financial Officer as a fourth component of our executive compensation program (which we refer to as the equity retention agreements). The purpose of these equity retention agreements is to further align the participating executives’ interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for their future commitment as key members of the executive management team.

We urge shareholders to read the Compensation Discussion and Analysis section above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation and Management Development Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section above are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company's success.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as a "say-on-pay" resolution, is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation and Management Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required

The non-binding approval of the compensation of the named executive officers by the shareholders requires the approval of a majority of the votes cast by the shareholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Proxies solicited by the Board will be voted to approve the compensation of the named executive officers unless a shareholder has indicated otherwise in the proxy.

OUR BOARD RECOMMENDS A VOTE FOR THE NON-BINDING, ADVISORY PROPOSAL TO APPROVE THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal 2 above) on executive compensation. By voting on this frequency proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of our named executive officers occur every year, every two years or every three years. The Board recommends that such a vote should continue to occur every three years, but shareholders are not voting to approve or disapprove the Board's recommendation. Shareholders may also abstain from voting on the proposal.

At our annual shareholders’ meeting in 2012, the last time we conducted such an advisory vote, a majority of votes cast (55%) expressed a preference that our non-binding advisory votes on executive compensation should occur every three years, as opposed to every one or every two years. After consideration of this proposal, the Compensation and Management Development Committee has recommended to the Board of Directors that future advisory votes on executive compensation that continue to occur every three years would be the most appropriate policy for Chase Corporation at this time. Therefore, the Board recommends that you vote for future advisory votes on executive compensation to occur triennially. In coming to this decision, the Board recognized that our executive compensation programs are designed to promote a long-term alignment of pay and performance over multi-year periods. The Board believes that an advisory vote on a three-year cycle will provide shareholders and advisory firms sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies and practices in the context of our long-term business results.

In addition, the Board believes that an annual vote on executive compensation will not allow sufficient time for shareholders to meaningfully evaluate any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation. For example, if our evaluation of the executive compensation vote in February 2018 causes us to make changes to our executive compensation program in September 2018 (around the beginning of our fiscal year, when executive compensation decisions are customarily made by our Compensation and Management Development Committee based on Company and individual performance during the previous fiscal year), those changes may only be in place for a few months before the next vote would take place in February 2019. A triennial vote also provides the Company with additional time to engage with shareholders and meaningfully and thoughtfully respond to shareholders' views.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, this advisory vote is not binding on the Company or our Board of Directors. Our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation. Because this vote is advisory and not binding on the Company or our Board of Directors, the Board of Directors may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option considered approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

Proxies received in response to this solicitation will be voted for the THREE YEARS option of this proposal unless otherwise specified in the proxy.

PROPOSAL 4

RE-APPROVAL OF MATERIAL TERMS OF THE PERFORMANCE MEASURES
UNDER THE 2013 EQUITY INCENTIVE PLAN

Our executive compensation program includes compensation payable to executive officers under our 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan provides for stock-based and other incentive awards, including stock-based or cash-based performance awards, subject to the limits of the 2013 Plan.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount we may deduct in a taxable year for compensation paid to each of our Chief Executive Office and our three other most highly paid executive officers, other than the Chief Financial Officer. Certain compensation, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if certain requirements are met. One of these requirements is that the material terms under which the compensation is to be paid, including the performance goals to be used, are approved (and in certain cases, re-approved) by our shareholders. The performance goals in the 2013 Plan were approved by shareholders at our annual meeting of shareholders in February 2013. Section 162(m) requires re-approval of the performance goals after five years if the company’s compensation committee has retained discretion to vary the targets under the performance goals from year to year.  Our Compensation and Management Development Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, we are asking our shareholders to re-approve the material terms of the performance measures under the 2013 Plan.

Shareholder approval is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2013 Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the performance goals under the 2013 Plan for shareholder approval should not be viewed as a guarantee that we can deduct all compensation payable under the 2013 Plan that is intended to be performance-based. In addition, the Compensation and Management Development Committee has, and will continue to have, the discretion and authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m) and nothing requires the Company to grant any compensation to any employee that is exempt from the limits on deductibility under Section 162(m).

At the time of printing this proxy statement, the U.S. House of Representatives and the U.S. Senate had each passed its version of the Tax Cuts and Jobs Act, which could significantly reform the Internal Revenue Code, including Section 162(m) and a conference committee of representatives from both houses of Congress have begun to work on a reconciled bill. The outcome of the special committee meetings, and any subsequent votes taken by the U.S. Congress on a reconciled bill, could affect the nature and relevance of this proposal. The above references to the Internal Revenue Code reflect the law current as of the printing of this proxy; the Company will continue to monitor developments on this matter.

The following is a description of the material terms of the performance measures and certain other material terms of the 2013 Plan. This description is qualified in its entirety by reference to the 2013 Plan, a copy of which has been included as Appendix A to this proxy statement.

Purpose of the 2013 Plan

The purpose of the 2013 Plan is to advance our interests by providing for the grant of stock-based and other incentive awards to our key employees and key non-employees. We believe that the 2013 Plan is important to enable us to attract and retain highly qualified personnel who will contribute to our success by their ability, ingenuity and industry experience and to provide incentives to participants that are directly linked to increases in shareholder value and that will therefore inure to the benefit of all our shareholders.

Administration of 2013 Plan

The 2013 Plan is administered by the Compensation and Management Development Committee. Committee members are required to satisfy applicable requirements for independence. Subject to the terms of the 2013 Plan and the direction of the Board, the Committee has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. The Committee has the authority to determine any questions that may arise regarding the interpretation and application of the provisions of the 2013 Plan and to make, administer and interpret such rules and regulations as it deems necessary or advisable. The Committee's determinations are conclusive and bind all parties.

Effectiveness and Termination

The 2013 Plan became effective on February 5, 2013, the date of its approval by our stockholders, and will terminate on the day before the tenth (10th) anniversary of the Board's adoption of the plan.

Eligibility

Participation in the 2013 Plan is limited to our key employees and to certain key non-employees (including consultants and non-employee directors) who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company). Based on the number of our employees and directors at August 31, 2017, there are approximately 700 individuals who currently would be eligible to participate in the 2013 Plan. We have historically limited equity awards under our equity incentive or stock option plans to directors and senior management, including certain non-executive officer employees, a group consisting of approximately 15 individuals. In the future we may increase this group to other members of our management team which could result in additional individuals being eligible to participate in the plan.

Types of Awards

The 2013 Plan provides for the grant of stock options (both non-qualified stock options or “NSOs” and, in the case of employees, incentive stock options or “ISOs”), restricted stock, restricted stock units, stock appreciation rights, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock.

•

Stock Options.  Stock options awarded under the 2013 Plan may be incentive stock options or non-qualified stock options, but ISOs may only be granted to employees. The exercise price of stock options granted under the 2013 Plan will be determined by the Committee, and may not be less than 100% of the fair market value of the Common Stock subject to the option, determined at the time the option is granted unless otherwise required by the Code with respect to an ISO. The term of any option granted under the 2013 Plan may not exceed ten years, except that in the case of an ISO granted to an individual owning more than 10% of our voting stock, the term may not exceed five years. Options will be exercisable at such time or times and on such conditions as the Committee specifies.

•

Restricted Stock and Restricted Stock Units.  Restricted stock is a grant of shares of Common Stock, and restricted stock units are rights to receive the value of shares of Common Stock, that are subject to certain restrictions during a specified period. The restricted period may be based on achieving performance or market-related goals, or on the participant's continued service with the Company. Restricted stock units may be settled in cash or in shares of Common Stock. The participant will generally forfeit the award if the specific conditions are not satisfied.

•

Other Awards.  Stock appreciation rights are rights to receive any excess in value of shares of Common Stock over the exercise price. The Committee will determine whether stock appreciation rights are settled in cash or shares (which may include restricted stock) and the other terms of the award. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of the Common Stock on the grant date, and the term may not exceed ten years. The Committee may also grant other cash or equity-based awards and stock equivalents, including cash bonuses, performance shares, dividend equivalents, deferred stock and unrestricted stock.

Performance Awards

Any award under the 2013 Plan may be made subject to the satisfaction of performance criteria specified by the Committee. In the case of performance based compensation intended to qualify for exemption under Section 162(m) of the Code, the Committee uses objectively determinable measures of performance in accordance with Section 162(m) of the Code that are based on any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof):

o	sales	o	capital expenditures
o	revenues	o	cash flow
o	assets	o	stock price
o	expenses	o	stockholder return
o	earnings before or after deduction for all or any	o	sales of particular products or services
	portion of interest, taxes, depreciation, or amortization,	o	customer acquisition or retention
	whether or not on a continuing operations or an	o	acquisitions and divestitures (in whole or in part)
	aggregate or per share basis	o	joint ventures and strategic alliances
o	return on equity, investment, capital or assets	o	spin-offs, split-ups and the like
o	one or more operating ratios	o	reorganizations
o	borrowing levels, leverage ratios or credit rating	o	recapitalizations, restructurings, financings (issuance
o	market share		of debt or equity) or refinancings.

Any performance criterion based on performance over time is determined by reference to a period of at least one year. The Committee will determine whether the performance criteria that have been chosen for a particular performance award have been met.

Award Limits

Subject to adjustment for stock splits and similar events, 1,200,000 shares of Common Stock were initially reserved for issuance under the 2013 Plan. As of August 31 2017, 1,078,015 shares remain available for future awards pursuant to the 2013 Plan. The maximum number of shares of Common Stock that may be granted to any participant in any fiscal year subject to options or any other type of award with respect to which performance goals apply is 500,000 shares, subject to adjustment for stock splits and similar events. The maximum cash award that may be issued to any person in any fiscal year is $3,000,000.

Change of Control

In the case of certain mergers, consolidations or similar transactions in which a majority of our stock or all or substantially all of our assets are acquired, or in the case of a dissolution or liquidation, the Committee may, in its discretion, make options immediately exercisable, remove restrictions on shares of restricted Common Stock, waive conditions on any deferred awards of Common Stock and remove any performance or other conditions on any award. In addition, the Committee may, under such circumstances, provide for replacement awards for certain participants, require the exercise of outstanding stock options by a certain date, terminate any outstanding options and make such payments as the Committee considers appropriate, or repurchase shares of restricted stock for such amounts as the Committee considers appropriate.

Amendment and Termination

The Committee may amend the 2013 Plan or any outstanding award for any purpose that may at the time be permitted by law, subject to such stockholder approval as the Committee determines to be necessary or advisable to comply with any tax or regulatory requirement, including any stock exchange listing rules. The Committee may amend, modify or terminate any outstanding award, including changing the dates of vesting, exercise or settlement, with the consent of the participant, except that no such consent will be required if the action is required by law, if the change would not adversely affect the participant, or if the participant's award agreement otherwise permits the change.

Notwithstanding the foregoing, the Committee will not authorize any amendment to an outstanding stock option in order to reduce the exercise price of that option, and no stock option will be cancelled and replaced with an option at a lower exercise price, in each case without the further approval of our stockholders.

Transferability

Unless otherwise determined by the Committee and reflected in the award agreement, awards may not be transferred except by will or by the laws of descent and distribution, until the shares underlying the award have been issued and any restrictions applicable to the award have lapsed.

Federal Income Tax Consequences Relating to Awards

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2013 Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to participants in the 2013 Plan.

Non-qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of our Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem stock appreciation right or a free-standing stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our Common Stock received on the exercise.

Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards.  No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our Common Stock received.

Tax Consequences to Us or Our Subsidiaries. To the extent that a participant recognizes ordinary income in the circumstances described above, we, or the subsidiary for which the participant performs services, will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 162(m) of the Code. The 2013 Plan is designed to enable us to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.

Compliance with Section 409A of the Code. To the extent applicable, we intend that the 2013 Plan and any grants made thereunder will comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2013 Plan and any grants made under the 2013 Plan will be administered in a manner consistent with this intent. Any reference in the 2013 Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Closing Quotation

The last reported sales price of our Common Stock was $126.30 as of November 30, 2017.

New Plan Benefits

Because amounts payable under the 2013 Plan are based on performance goals that are determined each year at the discretion of the Committee, it cannot be determined at his time what benefits or amounts will be received by or allocated to any person under the 2013 Plan.

For a discussion of awards granted in our 2015, 2016 and 2017 fiscal years to named executive officers under the 2013 Plan, see the Summary Compensation Table and Compensation Discussion and Analysis contained elsewhere in this proxy statement.

Vote Required

The re-affirmation of the performance measures used under our 2013 Plan requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE MEASURES UNDER THE 2013 PLAN.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”), to serve as the Company’s independent registered public accounting firm for its current fiscal year (which ends August 31, 2018).  PwC served as the Company’s independent registered public accounting firm in connection with the audit for the fiscal year ended August 31, 2017.  Representatives of PwC will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table sets forth fees for services provided by the PwC,  during fiscal years 2017 and 2016:

	2017	2016
Audit Fees (1)	$1,278,550	$1,463,222
Audit-related fees (2)	—	—
Tax fees (3)	107,700	126,169
All other fees (4)	—	—
Total	$1,386,250	$1,589,391

(1)

Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.  Audit fees in both fiscal years include services related to the review of the Company’s internal control over financial reporting.

(2)

Represents fees, if any, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above.

(3)	Represents fees for services provided in connection with the Company’s tax compliance and tax consulting including preparation of the Company’s federal and state tax returns.

(4)	Represents fees, if any, for services provided to the Company not otherwise included in the categories above.

In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project, before the services are rendered.  In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting.  During fiscal years 2017 and 2016, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

Vote Required and Board of Directors Recommendation

The ratification of the selection of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting.  As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome.   If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its selection.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors, executive officers and ten percent shareholders file reports with the SEC indicating the number of shares of any class of the Company’s equity securities that they owned when they became a director, executive officer or ten percent shareholder and, after that, any changes in their ownership of the Company’s equity securities.  Based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Deadlines for Submitting Shareholder Proposals

Any shareholder who wishes to present a proposal for consideration at next year’s annual meeting, or to nominate a person as a candidate for election to the board directly, must give written notice to us at our principal executive offices between August 28, 2018 and September 27, 2018, including the information required by our amended and restated Bylaws.  Under Rule 14a-8 of the Exchange Act, if you desire that such proposal be included in our proxy statement and proxy card for next year’s annual meeting, you must give written notice to us no later than August 28, 2018. Any such proposal must also comply with the other requirements of that rule.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 295 University Avenue,  Westwood, Massachusetts 02090.  The Company’s Annual Report on Form 10-K is also available free of charge through the Company’s website at www.chasecorp.com.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household.  We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number:  Chase Corporation, Attn: Paula Myers, 295 University Avenue, Westwood, Massachusetts 02090 (telephone 781-332-0700).    If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Miscellaneous

The Company’s management does not know of any business that will come before the Meeting except the matters described in the notice.  If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business.  It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

The telephone number of the Hyatt Place Boston-Braintree is 781-848-0600.  For directions to the Hyatt Place Boston-Braintree, please contact Paula Myers directly at 508-697-3660.

In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

By order of the Board of Directors,

George M. Hughes
Corporate Secretary

EXHIBIT A

CHASE CORPORATION

2013 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

Page
ARTICLE I	DEFINITIONS	A-1
1.1	Award	A-1
1.2	Award Agreement	A-1
1.3	Board	A-1
1.4	Cause	A-1
1.5	Code	A-1
1.6	Committee	A-1
1.7	Common Stock	A-1
1.8	Company	A-1
1.9	Deferred Stock	A-1
1.10	Director	A-1
1.11	Disability	A-1
1.12	Dividend Equivalent	A-1
1.13	Employee	A-1
1.14	Exchange Act	A-2
1.15	Fair Market Value	A-2
1.16	Option	A-2
1.17	Participant	A-2
1.18	Performance Award	A-2
1.19	Performance Goals	A-2
1.20	Performance Measures	A-2
1.21	Performance Period	A-2
1.22	Plan	A-2
1.23	Restricted Stock	A-2
1.24	Restricted Stock Unit	A-2
1.25	Retirement	A-2
1.26	Shares	A-2
1.27	Stock Appreciation Right	A-2
1.28	Stock Payment	A-2
1.29	Subsidiary	A-3
ARTICLE II	SHARES SUBJECT TO PLAN	A-3
2.1	Shares Subject to Plan	A-3
2.2	Unexercised Options and Other Rights	A-3
2.3	Individual Award Limits	A-3
ARTICLE III	ELIGIBILITY	A-3
3.1	Eligibility	A-3
ARTICLE IV	OPTIONS AND STOCK APPRECIATION RIGHTS	A-3
4.1	Option Grant	A-3
4.2	Exercise Price	A-4
4.3	Option Vesting and Exercisability	A-4
4.4	Method of Exercise	A-4
4.5	Limitations on ISOs	A-4
4.6	Termination of Service	A-4
4.7	No Disqualification	A-5
4.8	Awards of SARs	A-5
4.9	Terms of SARs	A-6
4.10	Exercise Period and Expiration Date	A-5
4.11	Form of Settlement	A-5
ARTICLE V	AWARD OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS	A-5
5.1	Award of Restricted Stock	A-5
5.2	Restricted Stock Agreement	A-5
5.3	Terms of Restricted Stock Awards	A-6
5.4	Awards of Restricted Stock Units	A-6

i

5.5	Terms of RSUs	A-6
5.6	Form and Timing of Settlement	A-6
5.7	Termination of Participant	A-6
ARTICLE VI	PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS OR OTHER AWARDS	A-6
6.1	Performance Awards	A-6
6.2	Dividend Equivalents	A-6
6.3	Stock Payments	A-6
6.4	Deferred Stock	A-7
6.5	Other Stock Based Awards	A-7
ARTICLE VII	ADMINISTRATION	A-7
7.1	Compensation and Management Development Committee	A-7
ARTICLE VIII	MISCELLANEOUS PROVISIONS	A-7
8.1	Not Transferable	A-7
8.2	Amendment of Plan; Term	A-7
8.3	Governing Law	A-7
8.4	No Right to Employment	A-7
8.5	No Rights as Stockholder	A-8
8.6	Legal Compliance	A-8
8.7	Amendment of Awards	A-8
8.8	Change in Control	A-8
8.9	Assumption of Options Upon Certain Events	A-9
8.10	Withholding	A-9
8.11	Adjustments	A-9
8.12	Adoption And Stockholder Approval	A-9
ARTICLE IX	AUTHORIZATION OF SUB-PLANS	A-9

ii

CHASE CORPORATION

2013 EQUITY INCENTIVE PLAN

The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success by their ability, ingenuity and industry experience and to provide incentives to the participating officers, directors, employees, consultants and advisors that are linked directly to increases in shareholder value and will therefore inure to the benefit of all shareholders of the Company.

ARTICLE I

DEFINITIONS

Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

1.1“Award” means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, awards of Deferred Stock, Stock Payments or other awards pursuant to Article VI of this Plan.

1.2“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

1.3“Board” means the Board of Directors of the Company.

1.4“Cause” means, except as set forth in the applicable Award Agreement, dishonesty, theft, fraud, violation of Company policies, insubordination, material violation of governmental regulations applicable to the Company, substantial malfeasance or non-feasance of duty, unauthorized disclosure of trade secrets or confidential information, and conduct substantially prejudicial to the Company or a Subsidiary, including without limitation conviction of or plea of no contest to a felony under applicable law or a material breach by Participant of the terms of any non-competition, non-solicitation, non-disclosure agreement, stockholder, voting or other written agreement with the Company, as determined by the Board, whose determination shall be final and binding on the Company and the Participant.

1.5“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.6“Committee” means the Compensation and Management Development Committee of the Board, or a subcommittee of the Board.

1.7“Common Stock” means the common stock of the Company, par value of $0.10.

1.8“Company” means Chase Corporation, a Massachusetts corporation.

1.9“Deferred Stock” means an Award granted pursuant to Article VI of the Plan.

1.10“Director” means a member of the Board.

1.11“Disability” shall be defined pursuant to section 22(e)(3) of the Code, except as otherwise may be required by section 409A, in which case “disability” shall be defined as set forth in section 409A.

1.12“Dividend Equivalent” means a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VI of this Plan.

1.13“Employee” shall mean any officer or other employee (as defined in accordance with section 3401 (c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.14“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.15“Fair Market Value” of a share of Common Stock, as of a given date, means (1) the value of a share of Common Stock at the closing of trading on such date on the principal market on which shares of Common Stock are then trading, if any, or if shares were not traded on such date, then on the closest preceding date on which a trade occurred, or (2) if the Common Stock is not publicly traded, the Fair Market Value of a share of Common Stock as established by the Board or Committee acting in good faith, in compliance with applicable, statutory and regulatory guidelines.

1.16“Option” means a stock option granted under Article IV of this Plan.

1.17“Participant” means a person who has received Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Dividend Equivalents, Stock Payments or other awards or rights granted under this Plan.

1.18“Performance Award” means a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VI of this Plan.

1.19“Performance Goals” means, with respect to any designated performance period, one or more Performance Measures established by the Committee prior to the beginning of such performance period or within such period after the beginning of the performance period as shall meet the requirements to be considered “pre-established objective performance goals” for purposes of the regulations issued under section 162(m) of the Code.  Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

1.20“Performance Measures” include, any one or more of the following, as described by the Committee, measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. In addition, for Awards or portions of Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish Performance Measures based on other criteria as it deems appropriate.

1.21“Performance Period” means the period of service determined by the Committee, during which years of service or performance is to be measured for the Award.

1.22“Plan” means this Chase Corporation 2013 Equity Incentive Plan.

1.23“Restricted Stock” means Common Stock awarded under and subject to restrictions as provided in Article V of this Plan.

1.24“Restricted Stock Unit” means an award granted under the provisions of Article V of this Plan.

1.25 “Retirement” has the meaning specified by the Committee in the terms of an Award Agreement or, in the absence of any such term, means retirement from the active employment with the Company and its Subsidiaries (i) at or after age 65 and (ii) with the intention of not seeking alternative employment with any other company, firm, organization or otherwise.  The determination of the Committee as to an individuals’ Retirement shall be conclusive on all parties.

1.26“Shares” means shares of the Company’s Common Stock and the common stock of any successor entity.

1.27“Stock Appreciation Right” means an award granted under the provisions of Article IV of this Plan.

1.28“Stock Payment” means a payment in the form of shares of Common Stock, or an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to an Employee, consultant, advisor or Director in cash, awarded under Article VI of this Plan.

1.29“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II

SHARES SUBJECT TO PLAN

2.1Shares Subject to Plan.  Subject to Section 8.11 and any other applicable provision, the maximum aggregate number of Shares, which may be issued upon exercise of such options or rights or upon any other Awards under the Plan shall be 1,200,000 Shares  (“Share Authorization”), all of which may be issued as incentive stock options. The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares.

2.2Unexercised Options and Other Rights.  To the extent that (1) an Option expires or is otherwise terminated without being exercised, or (2) any Shares subject to any other Award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future awards under the Plan.  If any Shares have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of an Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future Awards under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.  Shares used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For avoidance of doubt, Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the Shares available for Awards under the Plan.  Notwithstanding the foregoing, Awards that are expired, cancelled, forfeited or otherwise returned to the Company cannot be recounted for purposes of section 162(m) of the Code.

2.3Individual Award Limits.  The maximum number of shares of Common Stock that may be granted to any Participant in any fiscal year subject to Options or any other type of Award with respect to which Performance Goals apply shall be 500,000 Shares.  The maximum cash Award that may be issued to any Participant in any fiscal year shall be $3,000,000.

ARTICLE III

ELIGIBILITY

3.1Eligibility.  Awards may be granted to Employees, consultants, advisors, Directors of the Company or any Subsidiary; provided that such consultants, advisors and directors render bona fide services not in connection with the offer and sale of securities in a capital raising transaction.  Incentive stock options may be granted only to Employees.

ARTICLE IV

OPTIONS AND STOCK APPRECIATION RIGHTS

4.1Option Grant.  An Option granted under this Plan shall, as determined by the Committee, be either a an incentive stock option (“ISO”) within the meaning of Section 422 of the Code or a non-qualified stock option (“NQSO”); provided, however, that ISOs may only be granted to Employees.  Each Option shall be evidenced by a written stock option agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.  Stock option agreements evidencing Options intended to qualify as performance-based compensation as described in section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code.

4.2Exercise Price.  The exercise price per share of the shares subject to each Option shall be set by the Committee at the time the Option is granted; provided,  however, that (i) the exercise price of any Option will not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant, and (ii) the exercise price of an ISO granted to an individual then owning (within the meaning of section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary will not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant.

4.3Option Vesting and Exercisability.  Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant and set forth in the Option Agreement; provided,  however, that, no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided, further, that in the case of ISOs granted to an individual then owning (within the meaning of section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary,  the term of the ISO shall not be more than five (5) years from the date of grant.

4.4Method of Exercise.  Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the option agreement. An Option may not be exercised for a fraction of a Share. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes).  Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 8.11 of the Plan.

4.5Limitations on ISOs.  With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs.  For purposes of this Section 4.5, ISOs will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option, with respect to such Shares, is granted.  In the event that the Code or the regulations promulgated thereunder are amended after the effective date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

4.6Termination of Service.  Except as set forth in the applicable award agreement or as otherwise determined by the Committee, upon the termination of the service of a Participant, the Participant’s Options shall expire on the earliest of the following occasions:

(i)the date that is three (3) months after the voluntary termination of the Participant’s service, other than Retirement, or the termination of the Participant’s service by the Company (or by a Subsidiary) other than for Cause;

(ii)the date of the termination of the Participant’s service by the Company (or by a Subsidiary) for Cause;

(iii)the date one (1) year after the termination of the Participant’s service by reason of Disability;

(iv)the date one (1) year after the termination of the Participant’s service by reason of the Participant’s death; or

(v)the date one (1) year after the Participant’s Retirement

The Participant may exercise all or any part of the Participant’s Options at any time before the expiration of such Options, but only to the extent that such Options had become exercisable before the Participant’s service terminated (or became exercisable as a result of the termination) and the underlying shares had vested before the Participant’s service terminated (or vested as a result of the termination).  The balance of such Options shall lapse when the Participant’s service terminates.

4.7No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under section 422 of the Code.

4.8Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the exercise price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

4.9Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the exercise price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR. The exercise price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value.  A SAR may be awarded upon satisfaction of Performance Goals, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the SAR is being earned upon the satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Goals to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Goals and other criteria.

4.10Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR.  The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted.  The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Goals), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s termination of employment or services with the Company (unless determined otherwise by the Committee).

4.11Form of Settlement.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised.  At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.  The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

ARTICLE V

AWARD OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

5.1Award of Restricted Stock.  The Committee shall from time to time, in its absolute discretion, select which Participant shall be awarded Restricted Stock, and determine the purchase price, if any, and other terms and conditions, including Performance Goals, applicable to such Restricted Stock, consistent with this Plan.

5.2Restricted Stock Agreement.  Restricted Stock shall be issued only pursuant to a written Restricted Stock Agreement, which shall be executed by the Participant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

5.3Terms of Restricted Stock Awards.  Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Measures, if any, during any Performance Period as set out in advance in the Participant’s Restricted Stock Agreement.  Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Measures to be used to measure Performance Goals, if any; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

5.4Awards of Restricted Stock Units.  A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

5.5Terms of RSUs.  The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of employment or services on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Goals during any Performance Period as are set out in advance in the Participant’s Award Agreement.  If the RSU is being earned upon satisfaction of Performance Goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Goals to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU.  Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

5.6Form and Timing of Settlement.  Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement.  The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.  The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

5.7Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date a Participant’s employment with the Company terminates (unless determined otherwise by the Committee).

ARTICLE VI

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
DEFERRED STOCK, STOCK PAYMENTS OR OTHER AWARDS

6.1Performance Awards.  Any Participant selected by the Committee may be granted one or more Performance Awards.  The value of such Performance Awards may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of Common Stock over a fixed period or periods determined by the Committee.

6.2Dividend Equivalents.  Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Committee.  Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula at such time and subject to such limitations as may be determined by the Committee.

6.3Stock Payments.  Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee.  The number of shares shall be determined by the Committee and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee.

6.4Deferred Stock.  Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee.  The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee.  Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee.  Unless otherwise provided by the Committee, a Grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the award has vested and the Common Stock underlying the award has been issued.

6.5Other Stock Based Awards.  The Committee shall have the right to grant such awards based upon the Common Stock having terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of warrants to purchase Common Stock.

ARTICLE VII

ADMINISTRATION

7.1Compensation and Management Development Committee.  The Plan will be administered by the Committee (or a subcommittee designated by the Board to assume the functions of the Committee under this Plan) or by the Board acting as the Committee.  To the extent applicable, the members of the Committee shall each be an “outside director” as defined under section 162(m) of the Code.  Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan.  The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, select the persons eligible to receive Awards, determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, interpret the provisions hereof in its discretion and make all other determinations necessary or advisable for the administration of this Plan; consisting of one or more executive officers pursuant to a specific delegation.  The Committee’s determination hereunder shall be final and binding on the Company and all persons having an interest in any Award under the Plan.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1Not Transferable.  Except as otherwise provided in the applicable Award Agreement, Awards under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed.  During the lifetime of the Participant, only the Participant may exercise an Option or other right or award (or any portion thereof) granted under the Plan.  After the death of the Participant, any exercisable portion of an Option or other right or award may, subject to the terms of such Option, right or award, be exercised by the Participant’s personal representative or by any person empowered to do so under a beneficiary designation, under a will or under the then applicable laws of descent and distribution.

8.2Amendment of Plan; Term.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.  Unless sooner terminated, the Plan shall automatically terminate on the day before the 10th anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by stockholders of the Company.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

8.3Governing Law.  This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Commonwealth of Massachusetts without regard to conflicts of laws thereof.

8.4No Right to Employment.  No person shall have any claim or right hereunder to be granted an Award. Neither the adoption, maintenance, or operation of the Plan nor any Award hereunder shall confer upon any person any right with respect to the continuance of his or her employment by or other service with the Company nor shall they interfere with the rights of the Company to terminate or otherwise change the terms of such service at any time, including, without limitation, the right to promote, demote or otherwise re-assign any person from one position to another within the Company.

8.5No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof.

8.6Legal Compliance. The Company shall not be required to issue any shares of Common Stock or take any other action pursuant to the Plan unless the Company is satisfied that all requirements of law, or of any stock exchange on which the Common Stock is then listed, in connection therewith have been or will be complied with, and the Committee may impose any restrictions on the rights of Participants hereunder as it shall deem necessary or advisable to comply with any such requirements.

8.7Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the dates of vesting, exercise or settlement, causing the Award to be assumed by another entity, and converting an ISO to a NQSO, provided that the Participant’s consent to such action shall be required unless the terms of the Award permit such action, the Committee determines that such action is required by law, or the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The foregoing notwithstanding, without further approval of the stockholders of the Company, the Committee shall not authorize the amendment of any outstanding Option to reduce the exercise price and no Option shall be canceled and replaced with an Award exercisable for Common Stock at a lower exercise price.

8.8Change in Control.  Notwithstanding any other provision of the Plan, but subject to the provisions of any particular award agreement, in the event of any Change in Control (as defined below) of the Company, and in anticipation thereof if required by the circumstances, the Board, in its sole discretion (and in addition to or in lieu of any actions permitted to be taken by the Company under the terms of any particular award agreement), may, on either an overall or a Participant by Participant basis, (i) accelerate the exercisability, prior to the effective date of such Change in Control, of any outstanding Options (and terminate the restrictions applicable to any shares of Restricted Stock), (ii) upon written notice, provide that any outstanding Options must be exercised, to the extent then exercisable, within a specified number of days after the date of such notice, at the end of which period such Options shall terminate, (iii) if there is a surviving or acquiring entity, and subject to the consummation of such Change in Control, cause that entity or a Subsidiary of that entity to grant replacement awards having such terms and conditions as the Board determines to be appropriate in its sole discretion, upon which replacement the replaced Options or Restricted Stock shall be terminated or cancelled, as the case may be, (iv) terminate any outstanding Options and make such payments, if any, therefor (or cause the surviving or acquiring entity to make such payments, if any, therefor) as the Board determines to be appropriate in its sole discretion (including, without limitation, with respect to only the then exercisable portion of such Options based on the Fair Market Value of the underlying shares as determined by the Board in good faith), upon which termination such Options shall immediately cease to have any further force or effect, (v) repurchase (or cause the surviving or acquiring entity to purchase) any shares of Restricted Stock for such amounts, if any, as the Board determines to be appropriate in its sole discretion (including, without limitation, an amount with respect to only the vested portion of such shares (i.e., the portion that is not then subject to forfeiture or repurchase at a price less than their value), based on the Fair Market Value of such vested portion as determined by the Board in good faith), upon which purchase the holder of such shares shall surrender such shares to the purchaser, or (vi) take any combination (or none) of the foregoing actions.  Except as otherwise may be required with respect to any award constituting deferred compensation under section 409A of the Code, for purposes of this Plan, a “Change in Control” shall mean and include any of the following:

(a)a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(b)a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(c)the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of (i) an acquisition of securities directly from the Company or (ii) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities;

(d)a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not continuing directors; or

(e)the liquidation or dissolution of the Company.

8.9Assumption of Options Upon Certain Events.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant awards under the Plan in substitution for stock and stock based awards issued by such entity or a Subsidiary thereof, as long as such substitute awards will not constitute a deferral of compensation under section 409A of the Code.  Notwithstanding the foregoing, to the extent that the Board determines that any such substitute award shall constitute a deferral of compensation under section 409A of the Code, such award shall be accompanied with a written award agreement which shall set forth the terms and conditions required to comply with the requirements of section 409A of the Code.  The substitute awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.  The awards so granted shall not reduce the number of shares that would otherwise be available for awards under the Plan.

8.10Withholding.  A Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, the minimum withholding taxes required by law to be withheld in respect of Awards under the Plan no later than the date of event creating the tax liability.  The Company may, to the extent permitted by law, deduct the minimum tax obligations from any payment of any kind due to the Participant under the Plan or otherwise.  In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

8.11Adjustments.  Upon any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, the number of shares in respect of which Awards may be made under the Plan, the number of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants under this Plan shall be proportionately adjusted, provided that the number of shares subject to any Award shall always be a whole number. In the event the Committee determines that any other reorganization, recapitalization, extraordinary dividend of cash and/or assets, merger, spin-off or other corporate transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which Awards may be made under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number. Any adjustment made pursuant to this subsection shall be subject, in the case of ISOs, to any limitation required under the Code and shall comply with the requirements of section 409A of the Code.

8.12Adoption And Stockholder Approval. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

ARTICLE IX

AUTHORIZATION OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions.  The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

*   *   *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Chase Corporation on October 22, 2012.

Executed on this 22nd day of October, 2012.

/s/ George M. Hughes

George M. Hughes, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

CHASE CORPORATION

February  6, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders
are available at https://materials.proxyvote.com/16150R

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

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MANAGEMENT RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS,

“FOR” PROPOSALS 2, 4 AND 5 AND FOR “3 YEARS” ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. ELECTION OF DIRECTORS:	NOMINEES:	2.	Advisory vote on the compensation of our named executive officers.	FOR	AGAINST	ABSTAIN
☐	☐	☐
☐ FOR ALL NOMINEES	O Adam P. Chase
O Peter R. Chase	1 year	2 years	3 years	ABSTAIN
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Mary Claire Chase O John H. Derby III O Lewis P. Gack	3.	Advisory vote on the frequency of conducting future advisory votes on executive compensation.	☐	☐	☐	☐
O Chad A. McDaniel
☐ FOR ALL EXCEPT	O Dana Mohler-Faria	FOR	AGAINST	ABSTAIN
O Thomas Wroe, Jr.	4.	To re-approve the material terms of the performance measures under our 2013 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
(See instructions below)
FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 	5.	To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2018	☐	☐	☐

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN THE SHARES REPRESENTED HEREBY WILL BE VOTED “FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 4 AND 5, AND FOR “3 YEARS” ON PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE A QUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.

RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.



Signature of Shareholder	Date:	Signature of Shareholder	Date:

▄	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐	▄

PROXY

CHASE CORPORATION

295 University Avenue

Westwood, MA 02090

Telephone (781) 332-0700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, FEBRUARY 6, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION'S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON TUESDAY, FEBRUARY 6, 2018 AT HYATT PLACE BOSTON-BRAINTREE, 50 FORBES ROAD, BRAINTREE, MA 02184, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED.

(Continued and to be signed on the reverse side.)

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